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                                                                   EXHIBIT 10.80

                                 LEASE AGREEMENT

                                     BETWEEN

                   OXBRIDGE DEVELOPMENT AT CROWN POINTE, L.C.
                      A MARYLAND LIMITED LIABILITY COMPANY

                                   AS LANDLORD

                                       AND

                         THERIMMUNE RESEARCH CORPORATION
                             A MARYLAND CORPORATION

                                    AS TENANT

                             FOR PREMISES LOCATED AT
                             620 PROFESSIONAL DRIVE
                             GAITHERSBURG, MARYLAND

                             DATED: OCTOBER 26, 2000

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
                                TABLE OF CONTENTS

ARTICLE I        BASIC LEASE PROVISIONS........................................................       1

ARTICLE II       DEFINITIONS...................................................................       2

ARTICLE III      THE BUILDING..................................................................       3

ARTICLE IV       TERM..........................................................................       5

ARTICLE V        RENT..........................................................................       6

ARTICLE VI       SECURITY DEPOSIT..............................................................       6

ARTICLE VII      CAM COSTS.....................................................................       7

ARTICLE VIII     TAXES..........................................................................     11

ARTICLE IX       PARKING........................................................................     13

ARTICLE X        USE; LEGAL COMPLIANCE..........................................................     13

ARTICLE XI       ASSIGN AND SUBLETTING..........................................................     14

ARTICLE XII      MAINTENANCE AND REPAIR.........................................................     16

ARTICLE XIII     INITIAL CONSTRUCTION; ALTERATIONS..............................................     17

ARTICLE XIV      SIGNS..........................................................................     18

ARTICLE XV       TENANT EQUIPMENT AND PROPERTY..................................................     18

ARTICLE XVI      RIGHT OF ENTRY.................................................................     20

ARTICLE XVII     INSURANCE......................................................................     20

ARTICLE XVIII    LANDLORD SERVICES AND UTILITIES................................................     22

ARTICLE XIX      LIABILITY OF LANDLORD..........................................................     22

ARTICLE XX       RULES AND REGULATIONS..........................................................     24

ARTICLE XXI      DAMAGE; CONDEMNATION...........................................................     24

ARTICLE XXII     DEFAULT OF TENANT..............................................................     25

ARTICLE XXIII    MORTGAGES......................................................................     27

ARTICLE XXIV     SURRENDER, HOLDING OVER........................................................     28

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
ARTICLE XXV      QUIET ENJOYMENT................................................................     28

ARTICLE XXVI     HAZARDOUS MATERIALS............................................................     28

ARTICLE XXVII    MISCELLANEOUS..................................................................     30

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                                LIST OF EXHIBITS

Exhibit A-1       Plat Showing Land and Building

Exhibit A-2       Description of the Land

Exhibit B         Work Agreement

Exhibit C         Existing Title Matters

Exhibit D         Form of Letter of Credit

Exhibit E         Rules and Regulations

Exhibit F         Subordination, Nondisturbance, and Attornment Agreement

                                       4

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                                 LEASE AGREEMENT

         THIS LEASE AGREEMENT (this "Lease") is made as of the 26th day of October, 2000 (the "Date of Lease"), by OXBRIDGE DEVELOPMENT AT CROWN POINTE, L.C., a Maryland limited liability company ("Landlord"), and THERIMMUNE RESEARCH CORPORATION, a Maryland corporation ("Tenant").

         Landlord and Tenant intending legally to be bound, covenant and agree as set forth below.

                                    ARTICLE I
                             BASIC LEASE PROVISIONS

         When used in this Lease, the following terms shall have the meanings set forth below:

         1.1. Building. The building, known as Crown Pointe I and containing approximately 26,127 rentable square feet, as shown by cross-hatching on Exhibit A-1, attached hereto and made a part hereof, including all alterations, additions, improvements, restorations or replacements now or hereafter made thereto, with an address of 620 Professional Drive, Gaithersburg, Maryland 20879. The Building is part of the Corporate Park.

         1.2. Corporate Park. The Land, the Building, and all other buildings and improvements located on the Land, including, without limitation, the building known as Crown Pointe II. containing approximately 58,897 rentable square feet ("Building II"), and the Common Area.

         1.3.     Term. Ten (10) years, subject to adjustment as set forth in
Article IV.

         1.4.     Renewal Options. One (1) five (5) year option to renew.

         1.5.     Commencement Date. March 1, 2001.

         1.6.     Expiration Date. Ten (10) years after the Commencement Date.

         1.7. Basic Rent. Sixteen and 63/100 Dollars ($16.63) for each rentable square foot of the Building during the first Lease Year [equal to a total of Four Hundred Thirty-Four Thousand Four Hundred Ninety-Two and 00/100 Dollars ($434,492.00) for the first Lease Year, subject to annual increase under
Section 1.8].

         1.8. Escalation. On the first day of the second Lease Year, and on the first day of every Lease Year thereafter during the Term, the Basic Rent shall increase at the rate of three percent (3%) per annum over the Basic Rent in effect during the immediately preceding Lease Year.

         1.9. Security Deposit. Two Hundred Seventy-Five Thousand Dollars ($275,000.00) subject to reduction in accordance with Article VI.

         1.10.    Intentionally Omitted.

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

         1.11. Tenant's Proportionate Share. A percentage obtained by multiplying 100 by a fraction, the numerator of which shall be the rentable area of the Building and the denominator of which shall be the total rentable area of the Building and Building II together. However, (i) until the first tenant in Building II takes occupancy of its premises in Building II, Tenant's Proportionate Share of CAM Costs shall be fifty percent (50%), (ii) Tenant's Proportionate Share of Real Estate Taxes imposed on the Building shall be one hundred percent (100%) and Tenant's Proportionate of Real Estate Taxes imposed on the Land shall be thirty and 73/100 percent (30.73%), and (iii) until Building II is added for coverage purposes to the property insurance maintained by Landlord for the Corporate Park, Tenant's Proportionate Share of Insurance Premiums shall be one hundred percent (100%).

         1.12.    Parking Rent. None.

         1.13. Parking Space Allocation. 78 unreserved, non-exclusive parking spaces in the Parking Facilities.

         1.14. Permitted Use. General office purposes, laboratory research, and lawful uses ancillary thereto.

         1.15.    Broker(s). Landlord's: TSC ReaIty Services, LLC. Tenant's:
Atlantic Real Estate Group, Inc.

         1.16. Landlord's Address. Oxbridge Development at Crown Pointe, L.C., 600 Jefferson Plaza, Suite 406, Rockville, Maryland 20852, Attn: Sami E. Totah. Copies to: TSC Realty Services, LLC, 7514 Wisconsin Avenue, Suite 350, Bethesda, Maryland 20814, Attn: Peregrine Roberts and Linowes and Blocher LLP, 1010 Wayne Avenue, 10th Floor, Silver Spring, Maryland 20910, Attn: Andrew M. Goldstein, Esquire.

         1.17. Tenant's Address. Before occupancy of the Building: TherImmune Research Corporation, 555 Quince Orchard Road, Suite 400, Gaithersburg, Maryland 20878, Attn: Mr. Steven Trevisan. After occupancy of the Building: TherImmune Research Corporation, 620 Professional Drive, Gaithersburg, Maryland 20879,
Attn: Mr. Steven Trevisan. Copies to: Richard F. Levin, Esquire, Grossberg, Yochelson, Fox & Beyda, LLP., 2000 L Street, N.W., Suite 675, Washington, D.C. 20036.

                                   ARTICLE II
                                   DEFINITIONS

         When used in this Lease, the following terms shall have the meanings set forth below:

         2.1.     Additional Rent. As defined in Section 5.3.

         2.2. Agents. Officers, partners, directors, employees, agents, licensees, customers and invitees.

         2.3. Alterations. Alterations, additions or improvements of any kind or nature to the Building, whether structural or nonstructural, interior, exterior or otherwise excluding alterations

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which are solely cosmetic in nature within the interior of the Building (i.e.
installation or replacement of carpet, paint or wallcoverings).

         2.4. Building's Architect. Any architect, space planner, designer or engineer retained by Landlord to provide professional services in connection with the Building.

         2.5. Calendar Year. A period of twelve (12) consecutive months commencing on each January 1 during the Term, except that the first Calendar Year shall be that period from and including the Commencement Date through December 31 of that same year, and the last Calendar Year shall be that period from and including the last January 1 of the Term through the earlier of the Expiration Date or date of the Lease termination.

         2.6. Common Area. All areas, improvements, facilities and equipment on or serving the Corporate Park which, from time to time, are designated by Landlord for the common use or benefit of Tenant, other tenants and occupants of the Corporate Park, and their Agents, including, without limitation, roadways, entrances and exits, landscaped areas, open areas, park areas, exterior lighting, service drives, pedestrian walkways, sidewalks, courtyards, exterior concourses, stairs and ramps, exterior utility lines, common trash areas and Parking Facilities.

         2.7.     Event of Default. As defined in Article XXII.

         2.8. Herein, Hereafter, Hereunder and Hereof. Anything contained in this Lease, including, without limitation, all Exhibits and any Riders.

         2.9. Interest Rate. The per annum interest rate listed as the prime rate on corporate, loans at large U.S. money center commercial banks as published from time to time under "Money Rates" in the Wall Street Journal, plus two (2) points, but in no event greater than the maximum rate permitted by law. In the event the Wall Street Journal ceases to publish the prime rate, Landlord shall choose, at Landlord's reasonable discretion, a similar publication which publishes such rate.

         2.10.    Land. The piece or parcel of land, containing approximately
7.51 acres, shown on Exhibit A-1 and described on Exhibit A-2 attached hereto and made a part hereof, and all rights, easements and appurtenances thereunto belonging or pertaining, or such portion thereof as may be allocated by Landlord to the Building by re-subdivision or otherwise.

         2.11. Lease Year. Each consecutive twelve (12) month period elapsing after (i) the Commencement Date if the Commencement Date occurs on the first day of a month, or (ii) the first day of the first month following the Commencement Date if the Commencement Date does not occur on the first day of the month.

         2.12. Mortgage. Any mortgage, deed of trust, security interest or title retention interest affecting the Building or the Land.

         2.13. Mortgagee. The holder of any note or obligation secured by a mortgage, deed of trust, security interest or title retention interest affecting the Building or the Land, including, without limitation, lessors under ground leases, sale-leasebacks and lease-leasebacks.

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         2.14.    CAM Costs. As defined in Section 7.2.

         2.15. Parking Facilities. All parking areas now or hereafter made available by Landlord for use by tenants and occupants of the Corporate Park, including, without limitation, open-air parking, parking decks and parking areas.

         2.16.    Real Estate Taxes. As defined in Article VIII.

         2.17. Rent. Basic Rent as set forth in Section 1.7 and Additional Rent as defined in Section 5.3.

         2.18. Rules and Regulations. The rules and regulations set forth in Exhibit D attached hereto and made a part hereof, as the same may be amended or supplemented from time to time, upon notice to Tenant.

         2.19. Space Plan. The configuration of the internal portion of the Building as designed by Tenant and approved by Landlord in accordance with Exhibit B.

         2.20. Substantial Completion. As defined in the Work Agreement attached hereto and made a part hereof as Exhibit B.

         2.21. Substantial Part. More than fifty percent (50%) of the rentable square feet of the Building or such lesser portion of the rentable area of the Building which, if not available to Tenant would result in Tenant being unable to reasonably conduct its business theretofore conducted at the Building within the remaining portion.

         2.22. Tenant's Architect. Any architect, space planner, designer or engineer retained by Tenant to provide professional services in connection with the Building.

         2.23. Work Agreement. Exhibit B attached hereto and made a part hereof.

                                   ARTICLE III
                                  THE BUILDING

                  3.1. Lease of Building. In consideration of the agreements contained herein, Landlord hereby leases the Building to Tenant, and Tenant hereby leases the Building from Landlord, for the Term and upon the terms and conditions hereinafter provided. It is specifically understood that the rentable area of the Building has been determined by the Building's Architect according to the Building Owners and Managers Association International Standard Method for Measuring Floor Space in Office Buildings (1996) (the "BOMA Method"), that Tenant was given the opportunity to verify this determination prior to the Date of Lease, and that the rentable area of the Building for all purposes under this Lease shall be as set forth in Section 1.1. Unless and until otherwise determined in accordance with the next sentence, the rentable area of Building II shall be deemed to be the rentable area set forth in Section 1.2. Upon substantial completion of Building II, the rentable area of Building II will be determined by the Building's Architect according to the BOMA Method, will be confirmed in writing to Tenant, and will be subject to verification by Tenant's Architect, at Tenant's sole expense, within thirty (30) days thereafter. In the event that the measurement by the Building's Architect, as may be verified by Tenant's

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Architect, shall result in a determination by the parties that the rentable area of Building II is more or less than the rentable area set forth in Section 1.2, Tenant's Proportionate Share shall be adjusted in accordance with Section 1.11 using the corrected measurement. In the event there shall occur during the Term any permanent increase or decrease to the rentable area of either the Building or Building II, Tenants' Proportionate Share shall be appropriately adjusted as of the date of substantial completion of such change.

         3.2. Common Rights. As an appurtenance to the Building, Tenant shall have the non-exclusive right, together with other tenants and occupants of the Corporate Park, to use the Common Area. Landlord shall retain absolute dominion and control over the Common Area and shall operate and maintain the Common Area in such matter as Landlord, in its reasonable discretion, shall determine; provided, however, that such exclusive right shall not operate to impair or impede in any material and adverse manner Tenant's use of the Building for the Permitted Use or Tenant's use of the Common Area for its intended purposes. In no event shall any modification of the Common Area result in a reduction of parking spaces within that portion of the Common Area cross-hatched on Exhibit A-1 (the "Tenant Protected Area") to less than seventy-eight (78) spaces. Landlord expressly reserves the right permanently to change, modify, or eliminate, or temporarily to close, any portion of the Common Area so long as such action does not unreasonably interfere with Tenant's use or enjoyment of the Building or reduce the number of parking spaces within the Tenant Protected Area as above provided. Tenant recognizes, however, that short-term disruptions of parking within the Tenant Protected Area may occur while Building II is being constructed or the Parking Facilities are being repaired and that such disruptions shall not be deemed to be a violation of the terms of this Section
3.2. During the period of any such disruption, there shall be available to Tenant alternative parking within the Common Area in reasonable proximity to the Building. The Building is leased subject to, and Tenant agrees not to violate,
(i) the existing easements, covenants, conditions, restrictions, and other matters of record which affect the Building or the Land as of the Date of Lease, as set forth on Exhibit C attached to and made, a part of this Lease ("Existing Title Matters"), or (ii) any additional easements, covenants, conditions, restrictions, and other matters of record which may affect the Building or the Land in the future ("Future Title Matters"), provided that none of the Future Title Matters shall materially and adversely affect Tenant's use of the Building for the Permitted Use or use of the Common Area for parking and access. The Existing Title Matters and Future Title Matters are sometimes collectively referred to in this Lease as the "Permitted Exceptions".

         3.3 Landlord's Reservations. In addition to the other rights of Landlord under this Lease, Landlord reserves the right (i) to change the street address of the Building provided written notice thereof is given to Tenant not later than sixty (60) days prior to the Commencement Date, (ii) to install, erect, use, maintain and repair mains, pipes, conduits and other such facilities in and through Tenant's premises to serve other tenants and occupants of the Building if, in the future, this Lease is terminated by agreement of the parties as to a portion of the Building and Tenant is no longer the sole tenant of the Building, (iii) subject to Tenant's rights hereunder, to control the use of the roof and exterior walls of the Building for any purpose, recognizing that, except as provided in Article XVI, in no event shall Landlord install, affix or otherwise place, or permit any others to place, any exterior signage, advertisements or notices of any sort on such Building, it being the intent of the parties that Tenant alone shall have sole signage rights on or at the Building, subject to Article XIV, (iv) to re-subdivide or establish a

                                       9

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condominium regime for the Land, and (v) to use Tenant's name in promotional materials relating to the Corporate Park. Subject to Tenant's right of quiet enjoyment, Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance or interruption of Tenant's business or Tenant's use or occupancy of the Building.

                                   ARTICLE IV
                                      TERM

         4.1. Term. The Term shall commence on the Commencement Date and expire at midnight on the Expiration Date. In the event that the Commencement Date occurs on other than the first day of a month, the Expiration Date shall be extended so as to be the last day of the month in which the Expiration Date occurs. If requested by Landlord, Tenant shall, within five (5) business days of such request, sign a declaration acknowledging the Commencement Date and the Expiration Date. From the Date of Lease until the Commencement Date, all of the terms of this Lease shall be in full force and effect, except that Basic Rent and other amounts due from Tenant shall not be payable with respect to the period preceding the Commencement Date.

         4.2.     Renewal Option.

                  (i) Tenant shall have one (1) option (the "Renewal Option") to extend the Term for an additional five (5) year period (the "Renewal Period"). The Renewal Option shall be exercised, if at all, strictly in accordance with this Section 4.2 and such exercise shall be effective only if no Event of Default shall exist at the time of exercise or at the time of commencement of the Renewal Period. The Renewal Option shall be exercisable only by written notice given by Tenant to Landlord at least twelve (12) months prior to the expiration of the Term. In the event that Tenant does not timely exercise the Renewal Option, the Renewal Option shall be null and void and of no further force or effect. As used in this Lease, "Term" shall mean the initial Term and, if the Renewal Option is properly exercised in accordance with this Section 4.2, the Renewal Period.

                  (ii) If Tenant properly exercises the Renewal Option, all terms and conditions of this Lease shall be applicable during the Renewal Period, except that (a) no further Renewal Options may be exercised under this Lease, (b) Tenant shall not be entitled again to any of the rental abatements, rental credits, or tenant allowances once provided under this Lease (but market rental concessions shall be taken into account in determining "Prevailing Market Rent" as provided below), and (c) the Basic Rent during the first Lease Year of the Renewal Period shall be the greater of (1) the Basic Rent applicable during the last Lease Year of the Term then expiring, increased in accordance with
Section 1.8, or (2) the then "Prevailing Market Rent". The Prevailing Market Rent shall be the triple net rent which is being asked of tenants for office/R and D space comparable to the Building under five (5) year leases in similar buildings in the Gaithersburg, Maryland area as of the date the brokers make their determinations under Section 4.2(iii), taking into account the value of brokerage commissions, rental abatements, rental credits, and tenant allowances, if any, typically being offered or paid under such leases.

                  (iii) If Tenant exercises the Renewal Option, Landlord and Tenant shall endeavor in good faith to agree on the Prevailing Market Rent. If, however, they are unable to

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do so within thirty (30) days, Tenant shall notify Landlord of the name and address of a leasing broker selected by Tenant to determine the Prevailing Market Rent. Within ten (10) days after receipt of Tenant's notice, Landlord shall notify Tenant in writing of the name and address of a leasing broker selected by Landlord to determine the Prevailing Market Rent. Each broker shall independently make his or her determination of the Prevailing Market Rent within thirty (30) days after the appointment of Landlord's broker. The Prevailing Market Rent shall be deemed to be the average of the two determinations unless the higher of such determinations is greater than one hundred five percent (105%) of the lower of the determinations. If the higher determination is greater than one hundred five percent (105%) of the lower determination, the brokers selected by Landlord and Tenant shall together select a third broker within ten (10) days after rendering their determinations. The third broker shall have twenty (20) days to make his or her determination of the Prevailing Market Rent and upon such determination, the Prevailing Market Rent shall be deemed to be the median determination made by the three (3) brokers.

                  (iv) Each broker appointed pursuant to this Section shall be a disinterested broker licensed in the State of Maryland having recognized competence in the field of commercial leasing and a minimum of ten (10) years experience as a commercial leasing broker or agent in Montgomery County, Maryland. Each party shall pay for the consulting fee of the broker which it selects and the parties shall share equally the consulting fees of the third broker, if any.

                  (v) Beginning with the second Lease Year of the Renewal Period and continuing in each subsequent Lease Year of the Renewal Period, Basic Rent shall increase in the manner provided in Section 1.8. If, however, Basic Rent for the first Lease Year of the Renewal Period is determined on the basis of Prevailing Market Rent, the escalation factor that shall apply to Basic Rent over the balance of the Renewal Period shall be determined as part of the determination of Prevailing Market Rent.

                                    ARTICLE V
                                      RENT

         5.1. Basic Tenant. Tenant shall pay to Landlord the Basic Rent as specified in Section 1.7, escalated in accordance with Section 1.8.

         5.2. Payment of Basic Rent. Throughout the Term, Basic Rent for each Lease Year shall be payable in twelve (12) equal monthly installments, in advance, without demand, notice, deduction, offset, recoupment or counterclaim (except as otherwise expressly provided in this Lease), on or before the first day of each and every calendar month during the Lease Year; provided, however, that if the Commencement Date occurs on a date other than on the first day of a calendar month, Basic Rent shall be pro rated on a per diem basis for the period from the Commencement Date through the last day of such calendar month at the rate payable for the first Lease Year and shall be due and payable on the Commencement Date. Tenant shall pay the Basic Rent and all Additional Rent, by good check or in lawful currency of the United States of America, to Landlord at Landlord's Address, or to such other address or in such other manner as Landlord from time to time specifies by written notice to Tenant. Any payment made by Tenant to Landlord on account of Basic Rent may be credited by Landlord to the payment of any late

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charges then due and payable and to any Basic or Additional Rent then past due before being credited to Basic Rent currently due.

         5.3. Additional Rent. All sums payable by Tenant under this Lease, other than Basic Rent, shall be deemed "Additional Rent", and, unless otherwise set forth herein, shall be payable in the same manner as set forth above for Basic Rent.

         5.4. Net Lease. Except as otherwise expressly provided in this Lease, Tenant shall pay all Real Estate Taxes, all water, sewer, and other utility charges and assessments, all maintenance, repair and replacement costs (excluding any costs of structural repairs which Landlord is obligated to bear under this Lease and any items required to be excluded from CAM Costs or Real Estate Taxes under the terms of this Lease), all fire protection and security costs, and all other expenses of every kind and character, whether foreseen or unforeseen, ordinary or extraordinary, which either Landlord or Tenant becomes liable to pay due to its estate or interest in the Building, or which arise out of the possession, use, occupancy, operation, maintenance or repair of all or any portion of the Building.

                                   ARTICLE VI
                                SECURITY DEPOSIT

         6.1. Letter of Credit. Simultaneously with the execution of this Lease, Tenant shall deliver the Security Deposit to Landlord. The Security Deposit shall consist of an irrevocable letter of credit substantially in the form of Exhibit D attached to and made a part of this Lease (the "Letter of Credit"). The Letter of Credit shall be issued by either Allfirst Bank or such other federally insured bank with branches in the Washington, D.C. metropolitan area which is reasonably acceptable to Landlord and shall be transferable by Landlord. Subject to the reductions set forth below, the Letter of Credit shall be maintained in full force and effect by Tenant throughout the Term until returned to Tenant for cancellation. The Security Deposit shall be held by Landlord, without obligation for interest, as security for the performance of Tenant's obligations and covenants under this Lease. It is expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of an Event of Default. If an Event of Default shall occur or if Tenant fails to surrender the Building in the condition required by this Lease, Landlord shall have the right (but not the obligation), and without prejudice to any other remedy which Landlord may have on account thereof, to draw upon and use all or any portion of the Security Deposit to cure the default or remedy the condition of the Building. In the event any portion of the Security Deposit has been so used by Landlord during the Term, Tenant shall restore the Security Deposit to its full original amount within ten (10) days after Landlord has drawn upon the Security Deposit. If at any time prior to the return of the Security Deposit to Tenant either (a) Tenant fails to renew the Letter of Credit for a one (1) year period at least thirty
(30) days prior to its then current expiration date, or (b) Landlord receives written notice from the issuer of the Letter of Credit that such issuer does not intend to renew the Letter of Credit for another one (1) year period, Landlord may draw upon the Letter of Credit to its full outstanding amount and the proceeds of such draw shall thereafter constitute the Security Deposit. If Landlord shall sell or transfer its interest in the Building, Landlord shall transfer the Security Deposit to the purchaser or transferee, in which event Tenant shall look solely to such purchaser or transferee for the return of the Security Deposit and Landlord shall be released from all liability to Tenant for the return of the Security Deposit.

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Tenant, upon request by Landlord, shall cooperate with Landlord and execute any documents which may be required to effectuate the transfer of the Security Deposit to any purchaser, transferee, or Mortgagee of the Building. Any remaining balance of the Security Deposit shall be returned to Tenant at the later of (i) thirty (30) days after the Expiration Date or earlier termination of this Lease or (ii) the fulfillment of all of Tenant's obligations under this Lease following the Expiration Date or earlier termination of this Lease.

         6.2. Reduction of Letter of Credit. Notwithstanding the foregoing, the Security Deposit shall be reduced to One Hundred Seventy-Five Thousand Dollars ($175,000.00) as of the first day of the fourth Lease Year and to Seventy-Three Thousand Four Hundred Forty-Four Dollars ($73,444.00) as of the first day of the ninth Lease Year, provided that, at the time for reduction, no Event of Default exists and no event has occurred and is continuing which would constitute an Event of Default with the giving of notice or the passage of time or both. Each reduction shall be effectuated by Tenant obtaining and furnishing to Landlord, as of the time for reduction, an amendment of the Letter of Credit appropriately reducing the amount of the Letter of Credit. If required by the issuer of the Letter of Credit, Landlord shall confirm in writing its consent to such amendment, provided that the conditions for reduction set forth above are satisfied. Except as expressly provided in this Article, the Security Deposit shall not be reduced.

         6.3. Increase of Letter of Credit. Notwithstanding anything contained in this Article, the Security Deposit shall be subject to increase, and the reduction provisions of Section 6.2 shall not apply, to the extent set forth in Section 11.1.

                                   ARTICLE VII
                                    CAM COSTS

         7.1. Tenant's Proportionate Share. Commencing with the first Lease Year and during each Lease Year of the Term thereafter, Tenant shall pay to Landlord, as Additional Rent, Tenant's Proportionate Share of the CAM Costs incurred during each Calendar Year.

         7.2. CAM Costs Defined. As used herein, the term "CAM Costs" shall mean all expenses and costs of every kind and nature which Landlord incurs because of or in connection with the ownership, maintenance, repair, management and operation of the Land and Common Area, subject to the exceptions set forth below. CAM Costs shall include, without limitation, all costs, expenses and disbursements incurred or made in connection with the following:

                  (i) Wages and salaries of all employees up to and including the grade of chief engineer, whether employed by Landlord or the Corporate Park's management company, engaged in the operation and maintenance or security of the Land and the Common Area (except that if any such employee is not employed full-time in connection with providing such services to the Corporate Park, such wages and/or salaries shall be pro rated proportionally to reflect the percentage of time such employee is engaged in work related to the Corporate Park), and all costs related to or associated with such employees or the carrying out of their duties, including uniforms and their cleaning, taxes, insurance and benefits;

                  (ii) All supplies and materials used directly in the operation and maintenance of the Land and the Common Area;

                  (iii)    All utilities serving the Land or the Common Area;

                  (iv) All maintenance, operation and service agreements for the Land and the Common Area and any equipment related thereto, including, without limitation, service and/or maintenance agreements for security, groundskeeping, landscaping and exterior plant maintenance;

                  (v) All repairs and replacements to the Land and the Common Area (excluding amounts paid for by proceeds of insurance or by Tenant or other third parties other than as a part of the CAM Costs), regardless of whether foreseen or unforeseen;

                  (vi) All operation and maintenance of the Land and the Common Area, including, without limitation, ice and snow removal, landscaping, groundskeeping, sweeping and trash removal, maintenance of entry features and directional signage, patching, re-striping, and resurfacing of roads, driveways and parking lots, and lighting of the Common Area;

                  (vii) Accounting and legal fees incurred in connection with the operation and maintenance of the Corporate Park, excluding attorneys' fees and other expenses incurred in connection with leasing space in the Corporate Park or with negotiations or disputes with tenants, brokers, adjoining parties, other occupants, or prospective tenants or occupants of the Corporate Park;

                  (viii) Any additional services not provided to tenants of the Corporate Park at the Commencement Date but thereafter provided by Landlord as Landlord shall deem necessary or desirable in connection with the management or operation of the Land and the Common Area, provided that the additional services are customarily furnished by landlords in similar office and R and D complexes in Montgomery County, Maryland;

                  (ix) All community association dues and all assessments, whether general, special or otherwise, levied against Landlord or the Corporate Park pursuant to any declaration or other instrument affecting the Corporate Park, subject to the limitations on the costs of capital improvements set forth below;

                  (x) Any capital improvements (including, without limitation, replacements) made to the Land or Common Area after the Commencement Date which are primarily installed for the purpose of reducing CAM Costs (as opposed to those installed because of the obsolescence of the item being replaced or the recognition that such item has reached the end of its useful life) or are required or imposed by any law or governmental rule, regulation, or requirement that was not applicable to the Land or the Corporate Park at the time the Corporate Park was constructed (each a "Permitted Capital Improvement"). The cost of each Permitted Capital Improvement shall be amortized over the useful life of that improvement consistent with generally accepted accounting principles consistently applied ("GAAP"), together with interest on the unamortized balance of such cost at the Interest Rate or such higher rate as may have been paid by Landlord on funds borrowed for the purposes of constructing or installing the Permitted

Capital Improvement, to the extent that such higher rate is consistent with then prevailing market interest rates;

                  (xi) Other expenses and costs reasonably necessary for operating and maintaining the Land and the Common Area.

         7.3 Exclusions from CAM Costs. Notwithstanding Section 7.2, CAM Costs shall not include any of the following: (i) depreciation or expenses for capital improvements made to the Land or Corporate Park, other than Permitted Capital Improvements; (ii) costs of repairs, restoration, replacements or other work occasioned by either (a) fire, windstorm or other casualty coverable by the property insurance required to be maintained by Landlord under Section 17.5, (whether such destruction be total or partial), provided, however, that up to Ten Thousand Dollars ($10,000.00) of the costs of such repairs and restoration may be included in CAM Costs to the extent such costs are payable by Landlord pursuant to the deductible under its property insurance, (b) the exercise by governmental authorities of the right of eminent domain, whether such taking be total or partial, or (c) the negligence or intentional tort of Landlord, or any subsidiary or affiliate of Landlord, or any representative, employee or agent of same; (iii) interest and amortization of funds borrowed by Landlord, whether secured or unsecured, and other financing costs (except financing for Permitted Capital Improvements); (iv) bad debt charges; (v) leasing commissions or costs to obtain prospective or actual tenants at the Corporate Park; (vi) costs, fines, interest, penalties, legal fees or costs of litigation incurred due to Landlord's late payment of taxes, utility bills and other costs (or late filing of tax returns or other informational returns or reports), unless caused by late payment of Rent and other amounts by Tenant under this Lease (or, in the case of tax or informational returns or reports, Tenant's failure or delay in furnishing to Landlord information relative to Tenant required for the filing of the returns); (vii) costs incurred for any item covered by a manufacturer's, materialman's, vendor's or contractor's warranty (a "Warranty") to the extent that proceeds under the Warranty are paid to Landlord for such item (but costs of obtaining recovery under the Warranty shall be included as part of CAM Costs); (viii) income, excess profits, franchise taxes or other such taxes imposed on or measured by the income of Landlord from the operation of the Corporate Park; (ix) costs of Landlord's defense of lawsuits against Landlord and any judgments or costs of settlement resulting from such lawsuits (but this exclusion shall not be deemed to limit in any way any indemnification by Tenant provided for in this Lease); (x) legal fees and other costs (including charges for prepayment of any indebtedness) incurred in connection with any mortgaging, financing, refinancing, sale, or change of ownership or entering into, extending, or modifying any financing, declaration of covenants, ground lease or other lease; (xi) the costs of services or items provided by Landlord's affiliates to the extent that such costs exceed reasonable and customary charges for such services or items in the Washington, D.C. metropolitan area (the "Market Area"); (xii) acquisition or leasing costs of sculpture, paintings or other objects of art; (xiii) accounting fees, other than those incurred in connection with the preparation of statements required pursuant to the provisions of this Lease; (xiv) costs and expenses (including court costs, attorneys' fees and disbursements) related to or in connection with disputes with any holder of a mortgage or by or among any persons having an interest in Landlord or the Corporate Park or any part thereof; (xv) consulting costs and expenses paid by Landlord, except those involving maintenance, repair, or improvement of the Common Area or Building; (xvi) any cost incurred in connection with the investigation or remediation of any Hazardous Material (as defined in Section 26.1) located in, on, under or about the Corporate Park as of the Date of Lease or any

Hazardous Material stored, used or released by Landlord, its employees, agents, licensees, or tenants after the Date of Lease, and any cost incurred in connection with any government investigation, order, proceeding or report with respect thereto (unless such substances were introduced in the Building or Corporate Park by Tenant, its invitees or guests); (xvii) costs or fees incurred in connection with a sale, lease or transfer (including testamentary transfers) of all or any part of the Corporate Park or any interest therein, or of any interest in Landlord, or in any person comprising, directly or indirectly, Landlord or in any person having an equity interest, directly or indirectly in Landlord; (xviii) the cost of any utilities consumed in Building II inasmuch as the utilities for the Building are being separately metered and paid for by Tenant or the cost of any "tap fees" or one-time lump sum sewer or water connection fees for the Corporate Park payable in connection with the initial construction of the Corporate Park; (xix) any costs, fines or penalties incurred as a result of a violation by Landlord of any legal requirements which Landlord is required to comply with under the terms of this Lease; (xx) all costs and expenses (including services and utilities) paid directly by Tenant to the party (other than Landlord) from whom Tenant ordered such services; (xxi) costs for repairing, replacing or otherwise correcting defects (but not the costs of repair or normal wear and tear) in the initial construction of the Building or Building II; (xxii) Insurance Premiums or any premiums for insurance excluded from Insurance Premiums, Real Estate Taxes or any taxes excluded from Real Estate Taxes (Insurance Premiums and Real Estate Taxes being separately addressed elsewhere in this Lease); (xxiii) costs of initial construction of the Building or Building II or any of the Common Areas; (xxiii) costs and expenses incurred by Landlord associated with the operation of the legal entity or entities which constitute Landlord (as opposed to costs and expenses associated with the operation of the Corporate Park); (xxiv) rent for any on-site offices of Landlord or its managing agent; (xxv) charitable or political contributions;
(xxvi) intentionally omitted; (xxvii) intentionally omitted; (xxviii) advertising and promotional expenditures in connection with leasing any space in the Corporate Park; (xxix) costs of the installation of signs identifying the occupant, owner and/or manager of Building II; and (xxx) the cost of provision of electronic cards or security keys for Building II inasmuch as Tenant is responsible for such costs in the Building. There shall not be duplication in charges to Tenant by reason of the provisions setting forth Tenant's obligation to reimburse Landlord for CAM Costs and any other provision in this Lease. It is expressly further agreed that Tenant shall not be billed for any costs incurred by reason of the construction of Building II or resurfacing, restoration or repair of any of the Common Area required by reason of such construction. In addition, in the event Landlord elects or is required by its tenant to provide a particular service or amenity in Building II which is not provided to Tenant (e.g., Landlord places a concierge in Building II or a security guard), the cost of such amenity or service shall expressly not be included in CAM Costs.

         7.4. Management Fee. In addition to Tenant's Proportionate Share of CAM Costs, Tenant shall pay to Landlord, for each Calendar Year, an administrative fee for managing the Common Area equal to three percent (3%) of the Basic Rent payable by Tenant during such Calendar Year (the "Management Fee"). There shall be no other fee for management, overhead or supervision by Landlord included in CAM Costs, except as provided in Section 7.2(i).

         7.5. Estimated Payment. Prior to the Commencement Date and prior to the first day of each Calendar Year thereafter during the Term, Landlord shall submit to Tenant an estimate of the CAM Costs expected to be incurred by Landlord during the upcoming Calendar Year and a statement of Tenant's Proportionate Share of such estimated annual CAM Costs. In addition to the Basic Rent, Tenant shall pay to Landlord, beginning on the Commencement Date and continuing on the first day of each month thereafter during each Calendar Year, one-twelfth (1/12) of the estimated annual amount of Tenant's Proportionate Share of CAM Costs as set forth in Landlord's statement, plus one-twelfth (1/12) of the Management Fee payable for that Calendar Year. However, if the Commencement Date is a day other than the first day of a calendar month, then the installment of CAM Costs and Management Fee for the first month of the Term shall be pro rated on the basis of a thirty (30)-day month. If Landlord fails to give Tenant notice of its estimated payments due under this Section for any Calendar Year, then Tenant shall continue making monthly estimated payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided. When the new estimate is provided, Tenant's monthly estimated payments shall be adjusted in accordance with the new estimate and if any deficiency exists in the payments already made for the Calendar Year in question, the deficiency shall be paid with the next monthly installment of Basic Rent. No delay by Landlord in providing any estimate under this Section or any statement under Section 7.5 shall excuse Tenant from paying Tenant's Proportionate Share of CAM Costs or the Management Fee for any period within the Term. If Landlord determines during any Calendar Year that, because of unexpected increases in CAM Costs, Landlord's estimate of the CAM Costs for that Calendar Year was too low, then Landlord shall have the right to give a new statement of the estimated Tenant's Share of CAM Costs for such Calendar Year or the balance thereof and to bill Tenant for any deficiency which may have accrued during such Calendar Year, and Tenant shall thereafter pay monthly estimated payments based on such new statement. The initial amount of Tenant's estimated monthly payments of CAM Costs and Management Fee shall be Two Thousand Seven Hundred Sixty-Five and 11/100 Dollars ($2,765.11) per month (exclusive of Real Estate Taxes, Insurance Premiums, and any costs of maintaining and repairing the Building).

         7.6. Actual CAM Costs. Within ninety (90) days after the end of each Calendar Year or as soon thereafter as reasonably practicable, Landlord shall submit a statement to Tenant showing the actual CAM Costs incurred by Landlord for such Calendar Year and the amount of Tenant's Proportionate Share of such actual CAM Costs. If, for any Calendar Year, Tenant's estimated payments exceeded Tenant's Proportionate Share of actual CAM Costs, Tenant shall receive a credit in the amount of the overpayment toward Tenant's next monthly payments of CAM Costs. If, for any Calendar Year, Tenant's estimated monthly payments were less than Tenant's Proportionate Share of actual CAM Costs, then Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after receipt of the statement from Landlord. Landlord's and Tenant's obligations with respect to any overpayment or underpayment of Tenant's Proportionate Share of CAM Costs shall survive the expiration or termination of this Lease.

         7.7. Audit Rights. Tenant or its agent shall have the right, for a period of ninety (90) days after Tenant's receipt of the statement of actual CAM Costs for each Calendar Year, and upon giving reasonable notice to Landlord and during normal business hours, to audit, review and inspect at Landlord's offices Landlord's bills, invoices and records applicable to the actual CAM Costs for that particular Calendar Year to verify the CAM Costs. Such audit, review and inspection shall be at Tenant's sole cost, except as otherwise provided below. Unless otherwise mutually agreed, should such audit, review or inspection result in a dispute by Tenant as to the CAM Costs charged by Landlord, such dispute shall be determined by arbitration, in the jurisdiction in which the Building is located, in accordance with the then current commercial rules of the American Arbitration Association. The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees, unless (i) the arbitration results in a determination that Landlord's statement contained a discrepancy of less than five percent (5%) in Landlord's favor, in which event Tenant shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees, or (ii) the arbitration results in a determination that Landlord's statement contained a discrepancy of at least five percent (5%) in Landlord's favor, in which event Landlord shall bear all costs incurred in connection with such arbitration, including, without limitation, reasonable legal fees. If such review, audit or inspection reveals that Landlord overstated Tenant's obligation for CAM Costs in any Calendar Year, the excess shall be credited against Tenant's next monthly payments of CAM Costs. If such review, audit or inspection reveals that Landlord understated Tenant's obligation for CAM Costs in any Calendar Year, Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after such determination. During the pendency of any audit or arbitration proceedings as provided for in this Section, Tenant shall continue to make payments of CAM Costs as required by this Lease.

                                  ARTICLE VIII
                                      TAXES

         8.1. Tenant's Obligation. Tenant shall be liable for Tenant's Proportionate Share of all Real Estate Taxes for any period falling within the Term. "Real Estate Taxes" shall mean all taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen, assessed, levied or imposed by any governmental authority upon the Corporate Park, and the rental, revenue or receipts derived therefrom, under the current or any future taxation or assessment system or modification of, supplement to, or substitute for such system. Real Estate Taxes shall not include any special assessments for public improvements, including, without limitation, road improvement assessments, special use area assessments, and school district assessments (collectively, "Special Assessments") levied as of the Date of Lease, but shall include Special Assessments levied after the Date of Lease and annual sewer and water front foot benefit charges. If at any time the method of taxation prevailing at the Date of Lease shall be altered so that in lieu of, as a substitute for or in addition to the whole or any part of the taxes now levied or assessed, there shall be levied or assessed a tax of whatever nature, then the same shall be included as Real Estate Taxes hereunder. Further, for the purpose of this Article, Real Estate Taxes shall include the reasonable expenses (including, without limitation, reasonable attorneys' fees) incurred by Landlord in challenging or obtaining or attempting to obtain a reduction of Real Estate Taxes, regardless of the outcome of such challenge, provided that such challenge relates to a period elapsing during the Term (and in the event any challenge pertains to a period extending either before or after the Term, the costs of that challenge shall be appropriately prorated based upon the period covered by such challenge in relationship to the Term). Notwithstanding the foregoing, Landlord shall have no obligation to challenge Real Estate Taxes. If, as a result of any such challenge, a tax refund is made to Landlord, then the amount of such refund, less the expenses of the challenge shall be deducted from Real Estate Taxes due in the Lease Year such refund is received. Real Estate Taxes shall not include any (i) interest and penalties due to late payment (or late filing of returns) by Landlord, unless caused by Tenant's late payment or nonpayment, (ii) franchise, capital stock, or similar taxes of Landlord, (iii) any income, excess profits, or other taxes of Landlord determined on the basis of its income, receipts, or revenues, (iv) any sales or excise tax imposed on the rent payable by Tenant under the Lease, (v) any estate, inheritance, succession, gift, capital levy, or similar tax of Landlord, and (vi) any transfer taxes (except as provided in Section 27.18), recording fees, tap fees, excise taxes, license fees, permit fees, impact fees, or inspection fees payable in connection with Landlord's completion of the Corporate Park or any part thereof. Real Estate Taxes shall specifically exclude any abatements, reductions or credits received by Landlord. Assessments which may be paid over a period in excess of twelve months without penalties shall be included within taxes only to the extent such payments are required to be made within the particular Calendar Year. In the event any contest or appeal of the Real Estate Taxes for any given year shall result in a refund of taxes previously paid by Tenant, Tenant will receive its proportionate share of the amount of the net refund, inclusive of any interest received by Landlord by reason of the refund of taxes (i.e., the net amount remaining after paying all costs and expenses of securing the refund, including reasonable attorneys fees).

         8.2. Estimated Payment. Prior to the Commencement Date and prior to the first day of each Calendar Year thereafter during the Term, Landlord shall submit to Tenant a reasonable estimate of the Real Estate Taxes expected to be incurred by Landlord during the upcoming Calendar Year and a statement of Tenant's Proportionate Share of such estimated annual Real Estate Taxes. In the event that any tax bill imposes Real Estate Taxes on both the Building and Building II without allocating such Taxes as between the two (2) buildings, then, for the purposes of this Section and Section 8.3, the Real Estate Taxes allocable to the Building shall be determined by reference to the tax assessor's worksheet for the Corporate Park. It is the express intent of the parties that Tenant shall not be obligated to pay any Real Estate Taxes levied, imposed, or assessed against Building II. In addition to the Basic Rent, Tenant shall pay to Landlord, beginning on the Commencement Date and continuing on the first day of each month thereafter during each Calendar Year, one-twelfth (1/12) of Tenant's Proportionate Share of annual Real Estate Taxes as set forth in Landlord's statement. However, if the Commencement Date is a day other than the first day of a calendar month, then the installment of Real Estate Taxes for the first month of the Term shall be pro rated on the basis of a thirty (30)-day month. If Landlord fails to give Tenant notice of its estimated payments due under this Section for any Calendar Year, then Tenant shall continue making monthly estimated payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided. When the new estimate is provided, Tenant's monthly estimated payments shall be adjusted in accordance with the new estimate and if any deficiency exists in the payments already made for the Calendar Year in question, the deficiency shall be paid with the next monthly installment of Basic Rent. No delay by Landlord in providing any estimate under this Section or any statement under Section 6.3 shall excuse tenant from paying Tenant's Proportionate Share of Real Estate Taxes for any period within the Term. The initial amount of Tenant's estimated monthly payments of Real Estate Taxes shall be Three Thousand Three Hundred Ninety-Six and 51/100 Dollars ($3,396.51) per month.

         8.3. Actual Real Estate Taxes. Within ninety (90) days after the end of each Calendar Year or as soon thereafter as reasonably practicable, Landlord shall submit a statement to Tenant showing the actual Real Estate Taxes incurred by Landlord for such Calendar Year and the amount of Tenant's Proportionate Share of such actual Real Estate Taxes. If, for any Calendar Year, Tenant's estimated payments exceeded Tenant's Proportionate Share of actual Real Estate Taxes, Tenant shall receive a credit in the amount of the overpayment toward Tenant's next monthly payment of Real Estate Taxes. If, for any Calendar Year, Tenant's estimated monthly payments were, less than Tenant's Proportionate Share of actual Real Estate Taxes, then Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after receipt of the statement from Landlord. Landlord's and Tenant's obligations with respect to Real Estate Taxes shall survive the expiration or termination of this Lease.

         8.4. Separate Assessment. (i) Despite the foregoing, if the Building is separately assessed for tax purposes, or if the portion of the Land upon which the Building is located is established as a separate tax parcel by subdivision or otherwise, Tenant, in lieu of paying Tenant's Proportionate Share of Real Estate Taxes applicable to the entire Corporate Park, shall pay the separate Real Estate Taxes assessed to the Building and such tax parcel, as applicable within thirty (30) days of billing from the Landlord. Tenant, however, shall not be required to pay such Real Estate Taxes more than thirty
(30) days before the last date upon which such Real Estate Taxes may be paid without penalty. If, however, Landlord's Mortgagee requires that Landlord deposit in escrow funds for the payment of Real Estate Taxes on the Building and the Land, Tenant shall pay such separate Real Estate Taxes on a monthly basis in the same manner as is set forth in Section 8.2 and an annual reconciliation shall be made in the same manner as is set forth in Section 8.3, as if Tenant were paying Tenant's Proportionate Share of Real Estate Taxes applicable to the entire Corporate Park.

                  (ii) In the event that the portion of the Land upon which the Building is located is established as a separate tax parcel (and only in that event), Tenant, after prior written notice to Landlord and at Tenant's sole expense, may contest by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any Real Estate Taxes assessed against such separate tax parcel (including the Building). Landlord, upon request by Tenant, shall join in any such contest, but without any expense to Landlord, or if required by law or regulation in order for Tenant to conduct such contest, shall prosecute such contest, at Tenant's direction and expense. In addition, Landlord shall cooperate with Tenant and execute any documents or pleadings legally required to permit Tenant to conduct such contest, provided that none of the same shall result in any expense or liability to Landlord, if, as a result of any such challenge, a tax refund is made to Landlord, then the amount of such refund attributable to Real Estate Taxes previously paid by Tenant, less the reasonable expenses of the challenge incurred by Landlord, if any, shall be paid to Tenant within fifteen (15) days following receipt by Landlord, Landlord's obligation to return to Tenant any such Real Estate Taxes shall survive the expiration or termination of the Lease. Landlord agrees to promptly provide Tenant with a copy of any tax bill, or appeal notice so as to enable Tenant to exercise its rights hereunder. Tenant shall promptly provide Landlord with a copy of any notice received by Tenant relating to Real Estate Taxes.

         8.5. Initial Payment of Real Estate Taxes. The parties recognize that the Real Estate Taxes for the Corporate Park must be paid annually in advance and that, on the Commencement Date, Landlord will have already paid those taxes for the tax year then in effect (the "Initial Tax Year"). Accordingly, on the Commencement Date, Tenant shall pay to Landlord a fractional amount of Tenant's Proportionate Share of the Real Estate Taxes for the Initial Tax Year as set forth on a tax statement provided by Landlord to Tenant on or before the Commencement Date. Such amount shall be determined by multiplying Tenant's Proportionate Share of such Real Estate Taxes for the entire Initial Tax Year by a fraction, the numerator of which shall be the number of days remaining in the Initial Tax Year from and including the Commencement Date, and the denominator of which shall be 365. This amount shall be paid in addition to the payments of Tenant's Proportionate Share of Real Estate Taxes provided for in Section 8.2.

         8.6. Personal Property Taxes. Tenant shall be liable for, and shall timely pay, all taxes levied against personal property and trade fixtures placed by Tenant in the Building. In no event shall any taxes on personal property or trade fixtures arising by reason of items placed or located in Building II be included in Real Estate Taxes.

                                   ARTICLE IX
                                     PARKING

         9.1. Parking Spaces. During the Term, Tenant shall have the right to use the Parking Space Allocation without charge of any kind. The Parking Space Allocation shall be unreserved and non-exclusive parking spaces as set forth in Section 1.13.

         9.2. Changes to Parking Facilities. Landlord shall have the right, from time to time, without Tenant's consent, subject to Tenant's right of quiet enjoyment, to change, alter, add to, temporarily close or otherwise affect the Parking Facilities in such manner as Landlord, in its sole discretion, deems appropriate, including, without limitation, the right to designate reserved spaces available only for use by one or more tenants (however, no such reserved spaces shall be located adjacent to the Building unless for Tenant's use) and in such event, those parking spaces shall still be deemed Common Area for the purpose of the definition of CAM Costs, provided that (except in emergency situations or situations beyond Landlord's control) Landlord shall provide alternative Parking Facilities sufficient to provide Tenant's Parking Space Allocation within the same approximate distance as the normal Parking Facilities are from the Building.

                                    ARTICLE X
                              USE; LEGAL COMPLIANCE

         Tenant shall occupy the Building solely for the Permitted Use. The Building shall not be used for any other purpose without the prior written consent of Landlord. Tenant shall comply, at Tenant's expense, with (i) all present and Future laws, ordinances, regulations and orders of the United States of America, the State of Maryland and any other public or quasi-public federal, state or local authority ("Governmental Requirements") as such Governmental Requirements apply to the Building and Tenant's use and occupancy of the same, and (ii) any reasonable requests of any Mortgagee or any insurance company providing coverage with respect to the Building. Without limiting the generality of the preceding sentence, Tenant shall comply with all Governmental Requirements pertaining to its improvement and use of the Building, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all regulations promulgated thereunder (the "ADA"). Tenant shall not use or occupy the Building in any manner that is unlawful or dangerous or that shall constitute waste, unreasonable annoyance or a nuisance to Landlord or the other tenants of the Corporate Park. However, Tenant shall not be required to comply with any Governmental Requirements (i) which would require Tenant to perform any Alterations if Tenant's use of the Building without such Alterations is "grandfathered" under Governmental Requirements, (ii) which are required by reason of use or construction within any portion of the Corporate Park beyond the Building or (iii) which would require Tenant to correct or cure any defect or deficiency in work performed by Landlord which has been noted in consent shall not be unreasonably withheld, conditioned or delayed. If Tenant desires to assign this Lease or sublet all or any part of the Building, Tenant shall notify Landlord in writing of such desire and the notice shall set forth the name and address of the proposed assignee in writing by Tenant to Landlord within six (6) months after the earlier of the Commencement Date or the date that Tenant has taken occupancy of the Building. Tenant shall not use, store or dispose of any hazardous, dangerous, inflammable, toxic or explosive materials in the Building or otherwise act in a manner which will increase Landlord's insurance rates as set forth in section 17.1 below. Landlord shall not have any liability for violations of Governmental Requirements created by Tenant.

                                   ARTICLE XI
                            ASSIGNMENT AND SUBLETTING

         11.1. Consent. Except as otherwise provided herein, Tenant shall not assign, transfer, mortgage or otherwise encumber this Lease or sublet (or permit a third party to occupy or use) all or any part of the Building, nor shall any assignment or transfer of this Lease occur by operation of law or otherwise, without the prior written consent of Landlord in each instance. Landlord's subtenant, the rent and all other sums to be paid under the proposed assignment or sublease, and all other material terms of the proposed assignment or sublease. The notice shall be accompanied by a current financial statement for the proposed assignee or subtenant prepared in accordance with GAAP and certified as correct by the chief financial officer or other authorized officer of the proposed assignee or subtenant. In addition, Landlord shall be entitled to review the documentation of the proposed assignment or sublease. Tenant shall also furnish to Landlord such additional information about the proposed assignee, or subtenant and its intended use of the Building as Landlord may reasonably request. Without limiting the matters which Landlord may take into consideration in determining whether to grant or deny its consent to the proposed assignment or sublease, Landlord shall be deemed to be reasonable in denying its consent (i) if the proposed assignee or subtenant is not reputable or does not have a previous record of honoring lease, credit and other legal obligations or does not have a tangible net worth reasonably indicating that it is capable of satisfying its financial obligations under this Lease or the proposed sublease, as the case may be, in addition to its other liabilities, or
(ii) if the use intended to be made of the Building by the proposed assignee or subtenant, although in accordance with the Permitted Use, would interfere with any of the other uses being conducted in the Corporate Park or is not of a character in keeping with a first class office/R&D center. Within fifteen (15) days after written request by Landlord, Tenant shall pay to Landlord the reasonable attorneys' fees incurred by Landlord in connection with Tenant's request for consent to the assignment or subletting, up to a maximum of $1,000.00 for each such Tenant request. Any permitted assignment or sublease shall be subject to all of the terms of this Lease. In the event of a permitted assignment or sublease of twenty percent (20%) or more of the rentable area of the Building, other than a No Consent Transfer (as defined below), Tenant shall pay to Landlord, as and when received by Tenant, fifty percent (50%) of all rent, additional rent, or other consideration paid to Tenant by the assignee or subtenant in excess of the Rent payable by Tenant pursuant to this Lease, after recovery by Tenant of any remodeling, move-in or other concession, brokerage, and legal expenses incurred by Tenant with respect to the assignment or transfer. Any assignment, transfer, encumbrance, or subletting undertaken without Landlord's written consent shall be voidable by Landlord and, at Landlord's election, constitute an Event of

Default. Neither the consent by Landlord to any assignment, transfer or encumbrance of this Lease or subletting of all or any portion of the Building, nor the collection or acceptance by Landlord of rent from any assignee, subtenant or occupant shall be construed as a Waiver or release of any Tenant or Guarantor from the terms and conditions of this Lease or relieve Tenant or any subtenant, assignee or other party from obtaining the consent in writing of Landlord to any further assignment, transfer, encumbrance or subletting. Tenant hereby assigns to Landlord the rent and other sums due from any subtenant, assignee or other occupant of the Building and hereby authorizes and directs each such subtenant, assignee or other occupant to pay such rent or other sums directly to Landlord; provided, however, that until the occurrence of an Event of Default, Tenant shall have the license to continue collecting such rent and other sums. For purposes of this Section 11.1, except during any period in which Tenant's stock is publicly traded and except with respect to transfers made in connection with a proposed public offering or debt placement by Tenant, a "Control Transfer" (defined below) shall be deemed to be an assignment of this Lease subject to Landlord's reasonable approval as set forth above. "Control Transfer" means a transfer by Stephen J. Trevisan, at any one time or cumulatively, of fifty percent (50%) or more of the beneficial interests which he holds in Tenant as of the Date of Lease (whether stock, partnership interests, membership interests or other form of ownership or control), other than to his estate, court appointed representative in the case of incompetency, spouse, descendants, or trust for the benefit of his spouse and/or descendants. A dilution of Mr. Trevisan's beneficial interests in Tenant resulting from the issuance by Tenant of additional stock or other beneficial interests shall not be deemed to be a Control Transfer so long as Mr. Trevisan continues to hold at least a five percent (5%) ownership interest in Tenant after the transfer. Landlord shall be entitled to reject any proposed Control Transfer to a party
(a) that is known in the community as being of bad moral character; (b) that is controlled, directly or indirectly, by persons who have been convicted of felonies in any state or federal court; or (c) that has failed to honor its material financial obligations within the five (5) year period immediately preceding the effective date of the proposed Control Transfer (a "Non-Permissible Party"). In the event of a proposed Control Transfer to a party other than a Non-Permissible Party, if the transfer is not approved by Landlord, the Control Transfer may nevertheless take place if, prior to the effective date of such transfer, Tenant delivers to Landlord an additional Security Deposit. The additional Security Deposit shall (1) be in the form of cash or a letter of credit meeting the requirements of Section 6.1, (2) be in an amount sufficient to increase the total amount of the Security Deposit under this Lease to Five Hundred Thousand Dollars ($500,000) if the effective date of the Control Transfer occurs prior to the commencement of the ninth (9th) Lease Year or Three Hundred Thousand Dollars ($300,000) if the effective date of the Control Transfer occurs on or after the commencement of the ninth (9th) Lease Year (or during the Renewal Period), and (3) be subject to the terms of Section 6.1 as if it were a part of the original Security Deposit. Upon the posting of the additional Security Deposit, the reduction provisions of Section 6.2 shall not apply. Instead, if the additional Security Deposit is posted prior to the commencement of the ninth (9th) Lease Year, then the total amount of the Security Deposit may be reduced to Three Hundred Thousand Dollars ($300,000) upon the commencement of the ninth (9th) Lease Year and shall remain at that amount for the duration of the Term (including the Renewal Period).

         11.2. Surrender. In the event of an assignment or subletting not consented to by Landlord, Landlord shall have the right, by notice given to Tenant, to terminate this Lease in its entirety in the event of an assignment or as to the subleased portion of the Building in the event of a sublease, and to require that all or part, as the case may be, of the Building be surrendered to Landlord for the balance of the Term.

         11.3. Permitted Assignment and Subletting. Notwithstanding any other provision of this Lease to the contrary, Tenant has the right to assign this Lease or sublet the Building in whole or in part to any subsidiary of Tenant, affiliate of Tenant, or successor corporation or successor partnership to Tenant with financial strength equal to or greater than that of Tenant, without Landlord's consent, upon giving Landlord ten (10) days' prior written notice of such assignment or subletting. Any such assignment or subletting is herein referred to as a "No Consent Transfer". A "subsidiary" of Tenant shall mean any corporation having fifty-one percent (51%) or more, of its outstanding voting stock owned, directly or indirectly, by Tenant. An "affiliate" of Tenant shall mean any corporation which, directly or indirectly, controls or is controlled by or is under common control with Tenant. For the purpose of the definition of "affiliate", the word "control" (including "controlled by" and "under common control with"), as used with respect to any corporation, partnership, or association shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policy of a particular corporation, partnership or association, whether through the ownership of voting securities or by contract or otherwise. A "successor corporation or successor partnership" shall mean any corporation or partnership into which Tenant is merged or with which Tenant is consolidated or to which all or a substantial portion of Tenant's assets are transferred. In addition Tenant, without the necessity of Landlord's consent, shall be entitled to enter into subleases or license agreements with parties who are bona-fide joint venture partners with Tenant in particular drug testing projects, provided that Tenant or any subsidiary, affiliate, or successor corporation of Tenant shall continue to occupy not less than eighty percent (80%) of the rentable area of the Building after such sublease or license.

                                   ARTICLE XII
                             MAINTENANCE AND REPAIR

         12.1. Landlord's Obligation. From and after the Date of Lease and throughout the Term, Landlord shall keep and maintain, in good condition and repair and in a manner consistent with comparable properties in the Gaithersburg, Maryland area, the following: (i) the Land and the Common Area, and (ii) the structural elements, foundation, exterior walls, and roof of the Building, including, without limitation, masonry, curtain walls, structural walls, columns, and floor slab (collectively, the "Building Structure") but excluding exterior doors and windows. Landlord shall comply with Governmental Requirements as they relate to the Land, Common Area, and Building Structure. The cost of maintenance, repairs, and replacements to the Land and Common Area shall be included in the CAM Costs (unless otherwise expressly excluded under this Lease or the responsibility of Landlord under Article XXI) and paid by Tenant as provided in Article VII. Subject to the provisions of Article XXI and
Section 17.6, the cost of maintenance and repairs to the Building Structure shall be advanced by Landlord but reimbursed to Landlord by Tenant within thirty
(30) days after written request by Landlord, accompanied by evidence of these costs. The cost of replacements to the Building Structure shall be paid by Landlord without reimbursement by Tenant. Subject to the provisions of Article XXI and Section 17.6, if any repairs or replacements to the Land, Common Area, or Building Structure are necessitated by the negligence or willful misconduct of Tenant, its assignees or subtenants, or its or their agents, servants, employees, contractors, invitees, licensees, customers or subtenants

("Permittees"), Tenant, at its own expense, shall promptly shall make such repairs and replacements [or, if requested by Landlord, Tenant will reimburse Landlord for the costs of such repairs and replacements within thirty (30) days of written demand]. Tenant shall promptly notify Landlord of any maintenance, repairs, and replacements to the Land, Common Area, or Building Structure of which Tenant becomes aware.

         12.2. Tenant's Obligation. From and after the Date of Lease and throughout the Term, Tenant, at its sole expense, shall maintain in good condition and repair and in a manner consistent with comparable buildings in the Gaithersburg, Maryland area the entire Building, except for the Building Structure, including, without limitation, the mechanical systems (i.e., the plumbing, electrical, and HVAC systems), sprinkler system, security system, and loading docks, Tenant's obligation under this Section shall include, without limitation, the maintenance, repair, and replacement of any equipment, fixtures or other improvements to the Building that are part of the Tenant Work as defined in Exhibit B, all doors and windows of the Building, all plumbing, electrical, and HVAC facilities and equipment within the Building, and all personal property within the Building. Subject to the provisions of Section 17.6 below, Tenant also shall be responsible for (a) the full cost of repairs (including interest thereon at the Interest Rate from the date due until paid) of any and all damage caused by Tenant or its Permittees to the Building and Common Area, ordinary wear and tear and damage by fire, casualty or condemnation excepted, and (b) the maintenance, repair, and replacement of Tenants Sign in accordance with Section 14.2, the Rooftop Equipment in accordance with Section 15.3, and the Outdoor Generator in accordance with Section 1.5.4. Tenant, at its own expense, shall keep in force throughout the Term a contract for maintenance of the HVAC system serving the Building with a competent, licensed mechanical contractor and shall cause the HVAC to be regularly maintained by such mechanical contractor so that the system remains in good condition at all times.

         12.3.    Landlord's Right to Maintain or Repair. If, within fifteen
(15) days following written notice to Tenant (or within such shorter time as may reasonably be designated by Landlord if exigent circumstances require prompter action), Tenant fails to perform any maintenance, repair, or replacement which Tenant is obligated to perform under Section 12.2 or elsewhere in this Lease, Landlord may, at its option, cause such maintenance, repairs or replacements to be made. Within fifteen (15) days after written demand by Landlord, Tenant shall pay to Landlord all reasonable costs incurred in connection therewith, plus interest thereon at the Interest Rate from the due date until paid.

                                  ARTICLE XIII
                        INITIAL CONSTRUCTION; ALTERATIONS

         13.1. Initial Construction. Landlord and Tenant agree that the construction of the Tenant Work and other initial construction with respect to the Building shall be performed in accordance with Exhibit B attached hereto and made a part hereof.

         13.2. Alterations. Tenant shall not make or permit any Alterations, without the prior written consent of Landlord. Such consent shall not be unreasonably withheld or delayed in the case of interior Alterations which do not affect the structure, roof, foundation, exterior walls, or mechanical or sprinkler systems of the Building and may be granted or withheld in Landlord's sole discretion in the case of all other Alterations. Landlord may impose any reasonable conditions to its consent to Alterations, including, without limitation, (i) delivery to Landlord, as the work progresses, of partial waivers of mechanic's and materialmen's liens with respect to the Building and the Land for all work, labor and services performed and materials furnished, signed by all contractors, subcontractors, materialmen and laborers participating in the Alterations (with a final fully executed release of liens to be delivered to Landlord upon completion of the Alterations), (ii) prior approval of the plans and specifications and Tenant's contractor(s) with respect to the Alterations, and
(iii) supervision by Landlord or Landlord's representative of the Alterations. The Alterations shall conform to the requirements of Landlord's and Tenant's insurers and of the federal, state and local governments having jurisdiction over the Building (including, without limitation, all applicable provisions of the ADA), shall be performed in accordance with the terms and provisions of this Lease in a good and workmanlike manner and shall not adversely affect the value, utility or character of the Building. If the Alterations are not performed in accordance with the terms hereof, Landlord shall have the right, at Landlord's option, to halt any further Alterations, or to require Tenant to construct the Alterations as herein required or, in the event that Tenant begins performing the Alterations without first obtaining Landlord's prior written consent, to require Tenant to restore the Building to the condition, in which they existed before such Alterations. Notwithstanding the foregoing, if any mechanic's or materialmen's lien is filed against the Building or the Land for work claimed to have been done for, or materials claimed to have been furnished to or for the benefit of Tenant, such lien shall be discharged of record by Tenant within fifteen (15) days after the date of filing by the payment thereof or the filing of any bond required by law. If Tenant shall fail to timely discharge any such lien, Landlord may (but shall not be obligated to) discharge the same, the cost of which shall be paid by Tenant within ten (10) days of demand by Landlord. Such discharge, by Landlord shall not be deemed to waive or release the default of Tenant in not discharging the same. Neither Landlord's consent to the Alterations nor anything contained in this Lease shall be deemed to be the agreement or consent of Landlord to subject Landlord's interest in the Building or the Land to any mechanic's or materialmen's liens which may be filed in connection with the Alterations. Tenant shall be entitled to install normal decorations in the Building without Landlord's prior consent.

         13.3. Removal of Alterations. All or any part of the Alterations whether made with or without the consent of Landlord, shall, at Landlord's option, either be removed by Tenant at its expense before the expiration of the Term or shall remain upon the Building and be surrendered therewith at the Expiration Date or earlier termination of this Lease as the property of Landlord without disturbance, molestation or injury, provided that Tenant shall have the right and the obligation to remove any and all removable Alterations which constitute trade fixtures and detachable furniture prior to the Expiration Date or earlier termination of this Lease. Notwithstanding the foregoing, Landlord shall not be entitled to require the removal of any Alteration unless Landlord advises Tenant in writing, not later than six (6) months before the expiration of the Term, that removal of that Alteration is required. If Landlord requires the removal of all or part of the Alterations, Tenant, at its expense, shall repair any damage to the Building caused by such removal. If Tenant fails to remove any Alterations which Landlord has requested be removed, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal and repair of any damage caused by the same, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same, shall be charged to and paid by Tenant upon demand.

         13.4. Landlord Alterations. Landlord shall have no obligation to make any Alterations in or to the Building, the Common Area or the Land except as specifically provided in the Work 17 Agreement or otherwise herein. Landlord hereby reserves the right, from time to time, to erect such scaffolding and other aids to construction adjacent to and about the Building as Landlord reasonably deems appropriate, and, subject to Tenant's right of quiet enjoyment, no such construction or erection shall constitute an eviction, constructive or otherwise, or permit Tenant any abatement of Rent or other claim.

                                   ARTICLE XIV
                                      SIGNS

         14.1. General. Other than building standard door signage at the entry to the Building, no other sign, advertisement or notice shall be inscribed, painted, affixed, placed or otherwise displayed by Tenant on any part of the Land or the outside or the inside (including, without limitation, the windows) of the Building without the prior written consent of Landlord, except that a sign which displays Tenant's "corporate logo" shall be permitted in the reception area of the Building. Any other permitted signs shall be installed and maintained by Landlord at Tenant's sole expense. Landlord shall have the right to prohibit any sign, advertisement, notice or statement to the public by Tenant which, in Landlord's opinion, tends to impair the reputation or desirability of the Building. If any prohibited sign, advertisement or notice is nevertheless exhibited by Tenant, Landlord shall have the right to remove the same, and Tenant shall pay any and all expenses incurred by Landlord in such removal, together with interest thereon at the Interest Rate, upon demand.

         14.2. Building Sign. Notwithstanding the foregoing, provided the same is in accordance with applicable zoning and other laws and regulations and with private restrictions of record, Tenant shall have the right, at its sole expense, to install on the exterior facade of the Building a sign displaying the "corporate logo" of Tenant ("Tenant's Sign"), provided that (i) the design, fabrication, lighting, location and manner of installation of Tenant's Sign shall be subject to Landlord's prior written approval, to be granted or withheld in Landlord's sole discretion; (ii) the installation of Tenant's Sign shall not damage or otherwise adversely affect the structure or any component of the Building or invalidate or impair the coverage of any warranty applicable to the same; (iii) in installing Tenant's Sign, Tenant shall be subject to Section 13.2 as if such installation were the installation of Alterations, (iv) after installing Tenant's Sign, Tenant, at its own expense, shall maintain Tenant's Sign in good condition and repair at all times, as needed, (v) upon termination of this Lease, Tenant shall remove Tenant's Sign from the Building in accordance with Section 13.3 as if Tenant's Sign were Alterations which Landlord required Tenant to remove, and (vi) Tenant's indemnification set forth in Section 19.2 shall extend to all matters arising from or related to Tenant's installation, maintenance and removal of Tenant's Sign. The size of Tenants sign shall be Tenant's pro rata share (based upon rentable area) of the total sign area permitted for the Corporate park. Landlord acknowledges that the design, fabrication. lighting, and manner of installation of Tenant's exterior signage existing as of the Date of Lease at Tenant's location on Firstfield Road in Gaithersburg, Maryland is acceptable for installation at the Building. Tenant, at its own expense, shall obtain all permits and approvals from the applicable authorities, including, without limitation, Montgomery County, required for the installation of Tenant's Sign. All reasonable costs incurred by Landlord in regard to the installation of the Tenant's Sign, including, but not limited to, the costs to review plans and specifications and to oversee or inspect the installation, shall be reimbursed by Tenant to Landlord within fifteen (15) days after written request by Landlord. The rights provided for in this Section 14.2 shall not run in favor of any assignee or subtenant of Tenant except for a permitted assignee, or a permitted subtenant of the entire Building, pursuant to Section 11.3. In the event of an assignment or subletting which is not pursuant to Section 11.3, Tenant shall remove Tenant's Sign in the manner specified in clause (v) above as if this Lease had terminated.

                                   ARTICLE XV
                         TENANT'S EQUIPMENT AND PROPERTY

         15.1. Moving Tenant's Property. Any and all damage or injury to the Building or Common Area caused by moving the property of Tenant into or out of the Building, or due to the same being in the Building, shall be repaired by Tenant, at Tenant's expense. Any furniture, equipment or other bulky matter of any description shall be delivered only through the designated delivery entrance in the Building (if any), or by such other means as Landlord may is reasonably approve, at such times as may be reasonably designated by Landlord. The moving of furniture, equipment, and other materials into the Building upon Tenant's initially taking occupancy of the Building shall be subject to the observation and general supervision of Landlord. Thereafter, Tenant shall give Landlord at least five (5) days' notice (oral or written) prior to moving any bulky furniture, equipment or other materials into or out of the Building so that Landlord may again observe and generally supervise the moving. In no event, however, shall Landlord be responsible for any damages to or charges for moving the same, Tenant shall promptly remove from the Building Common Area any of Tenant's furniture, equipment or other property there deposited.

         15.2. Installing and Operating Tenant's Equipment. Without first obtaining the written consent of Landlord, to be granted or withheld in Landlord's sole, discretion, Tenant shall not install or operate in the Building
(i) any electrically operated equipment or other machinery, other than standard office and laboratory equipment that does not require wiring, cooling or other service in excess of Building standards, (ii) any equipment of any kind or nature whatsoever which will require any changes, replacements or additions to, or material changes in the use of any water, heating, plumbing, air conditioning or electrical system of the Building, or (iii) any equipment which causes the floor load to exceed the design limits. Landlord's consent to such installation or operation may be conditioned upon the payment by Tenant of additional compensation for any additional power, wiring, cooling or other service or Alterations that may result from such equipment. Machines and equipment which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein so as to be objectionable to Landlord or any other tenants or occupants of the Corporate Park shall not be installed by Tenant and Landlord shall use reasonable efforts to uniformly enforce such rule in Building II.

         15.3. Rooftop Equipment. Tenant shall have the right, at its own expense, to install on the roof of the Building such HVAC package units as may be required under the Plans to furnish heating, ventilation, and air conditioning to the Building and, if in accordance with applicable zoning and other laws and regulations and with private restrictions of record, one (1) antenna or satellite dish (collectively, the "Rooftop Equipment"), provided that
(i) the design, size, shape, location, and manner of installation of the Rooftop Equipment shall be subject to Landlord's prior written approval, to be granted or denied in Landlord's sole discretion and the Rooftop

Equipment shall be adequately screened from view by an enclosure constructed of such materials as may be reasonably specified by Landlord; (ii) the installation of the Rooftop Equipment shall not damage or otherwise adversely affect the roof or any other component of the Building or invalidate or impair the coverage of any warranty applicable to the same, (iii) in installing the Rooftop Equipment, Tenant shall be subject to Section 13.2 as if such installation were the installation of Alterations; (iv) after installing the Rooftop Equipment, Tenant, at its own expense, shall maintain the Rooftop Equipment in good condition. and repair at all times, (v) Tenant's operation of any rooftop antenna or satellite dish shall not interfere with the operation of communications equipment elsewhere in, on, or near the Building, (vi) upon termination of this Lease, the Rooftop Equipment shall be subject to removal from the Building in compliance with Section 13.3 as if the Rooftop Equipment were Alterations, (vii) Tenant's indemnification set forth in Section 19.2 shall extend to all matters arising from or related to Tenant's installation, use, maintenance, and removal of the Rooftop Equipment, and (viii) Tenant shall use the Rooftop Equipment solely for its own use and benefit and shall not grant to any third party the right to use the Rooftop Equipment. Tenant, at its own expense, shall obtain all permits and approvals from the applicable authorities, including, without limitation, Montgomery County, required for the Rooftop Equipment. Landlord shall reasonably cooperate in those efforts. All reasonable costs incurred by Landlord in regard to the installation of the Rooftop Equipment, including, without limitation, the costs to seek permits and approvals, review plans and specifications, and oversee or inspect the installation, shall be reimbursed by Tenant to Landlord within fifteen (15) days after written request by Landlord. Any costs incurred by Tenant in connection with any rooftop antenna or satellite dish shall not be payable from the Tenant Improvement Allowance.

         15.4. Outside Generator. Tenant shall also have the right, at its own expense, to install outside the Building an electrical generator to provide emergency power in the event that the system supplying electricity to the Building fails (the "Outdoor Generator"). All of the provisions of Section 15.3 applicable to the Rooftop Equipment shall equally apply to the Outdoor Generator.

                                   ARTICLE XVI
                                 RIGHT OF ENTRY

         Tenant shall permit Landlord or its Agents, upon twenty-four (24) hours notice (except in an emergency, in which event no notice shall be required), to enter the Building, without charge therefor to Landlord and without diminution of Rent: (i) to examine, inspect and protect the Building; (ii) to make such repairs or perform such maintenance which in the reasonable judgment of Landlord may be deemed necessary or desirable; (iii) to exhibit the same to prospective purchasers of the Building or to present or future Mortgagees; or, (iv) during the last six (6) months of the Term, to exhibit the same to prospective tenants and erect on or outside the Building, a suitable sign indicating that space is available within the Building. In connection with such entry rights of Landlord, Tenant shall provide Landlord and its Agents with access cards or an access code in order to enter all of the Building despite any additional security system that Tenant may install.

                                  ARTICLE XVII
                                    INSURANCE

         17.1. Insurance Rating. Tenant shall not conduct or permit any activity or place any equipment or material in or about the Building or the Common Area which will increase the rate of property or other insurance carried by Landlord on the Building or Common Area. If any increase in the rate of insurance is stated by any insurance company or by the applicable insurance rating bureau to be due to any activity, equipment or material of Tenant in or about the Building or the Common Area, such statement shall be conclusive evidence that the increase in such rate is due to the same and as a result thereof and provided that Landlord has delivered a copy of such statement to Tenant in accordance with the provisions of Section 27.6 hereof, Tenant shall pay such increase to Landlord upon demand.

         17.2. Tenant's Liability Insurance. Tenant shall, at its sole expense, procure and maintain throughout the Term a commercial general liability policy insuring against claims, demands or actions arising out of or in connection with: (i) the Building; (ii) the condition of the Building; (iii) Tenant's operations in, and maintenance and use of the Building, and (iv) Tenant's liability assumed under this Lease. Such insurance shall have such minimum limits as are reasonably required by Landlord, but in no event less than a combined single limit of Two Million Dollars ($2,000,000.00) per occurrence and Three Million Dollars ($3,000,000) in the aggregate for death, bodily injury, and property damage.

         17.3. Tenant's Property Insurance. Tenant shall, at its sole expense, procure and maintain throughout the Term a property insurance policy (written on an "All Risk" basis) insuring all of Tenant's personal property, including, but not limited to, equipment, furniture, fixtures, and furnishings, for not less than the full replacement cost of these items. All proceeds of such insurance shall be used to repair or replace these items.

         17.4. Requirements of Insurance Coverage. All such insurance required to be carried by Tenant herein shall be with an insurance company licensed to do business in the State of Maryland and approved by Landlord. Such insurance shall (i) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured has released its right of action against any party before the occurrence of a loss; and (ii) provide that the policy shall not be canceled, materially amended or failed to be renewed without at least thirty (30) days' prior written notice, [ten (10) days if due to non-payment of premium] to Landlord and, at Landlord's request, any Mortgagee. In addition, Tenant's commercial general liability policy shall name Landlord and Landlord's Mortgagee, or any successor or assign thereof that Landlord shall designate in writing, as additional insured parties. On or before the Commencement Date and, thereafter not less than thirty (30) days before the expiration date of any insurance policy required to be maintained under this
Article XVII, an original of such policy (including any renewal or replacement policy) or a certified copy or certificate of insurance thereof, together with evidence satisfactory to Landlord of the payment of all premiums for such policy, shall be delivered to Landlord and, at Landlord's request, to any Mortgagee.

         17.5. Landlord's Insurance. Landlord shall procure and maintain during the Term: (i) a commercial general public liability insurance against claims for bodily injury, death or property damage, occurring on, in or about the Land in a combined single limit of not less than Two

Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000.00) in the aggregate, (ii) an "all-risk" policy of property insurance insuring the Building for not less than its full replacement cost, exclusive of excavations, footings and foundation below the lowest floor level, and (iii) a policy of rent loss insurance with respect to the Building providing coverage in the amount of one year's Basic Rent. Notwithstanding the foregoing, Landlord's property insurance shall not be required to cover the Items required to be covered by Tenant's property insurance under Section 17.3. Tenant shall pay for the cost of the insurance which Landlord is required to maintain under this Section, as well as any other insurance which Landlord elects to maintain with respect to the Building and/or Corporate Park (collectively, "Insurance Premiums"), as follows:

                  (a) Prior to the Commencement Date and prior to the first day of each Calendar Year thereafter during the Term, Landlord shall submit to Tenant an estimate of the Insurance Premiums expected to be incurred by Landlord during the upcoming Calendar Year and a statement of Tenant's Proportionate Share of such estimated annual Insurance Premiums. In addition to the Basic Rent, Tenant shall pay to Landlord, beginning on the Commencement Date and continuing on the first day of each month thereafter during each Calendar Year, one-twelfth (1/12) of Tenant's Proportionate Share of annual Insurance Premiums as set forth in Landlord's statement. However, if the Commencement Date is a day other than the first day of a calendar month, then the installment of Insurance Premiums for the first month of the Term shall be pro rated on the basis of a thirty (30) day month. If Landlord fails to give Tenant notice of its estimated payments due under this Section for any Calendar Year, then Tenant shall continue making monthly estimated payments in accordance with the estimate for the previous Calendar Year until a new estimate is provided, When the new estimate is provided. Tenant's monthly estimated payments shall be adjusted in accordance with the new estimate and if any deficiency exists in the payments already made for the Calendar Year in question, the deficiency shall be paid with the next monthly installment of Basic Rent. No delay by Landlord in providing any estimate under this Section or any statement under Section 7.5(b) shall excuse Tenant from paying Tenant's Proportionate Share of Insurance Premiums for any period within the Term. The initial amount of Tenant's estimated monthly payments of Insurance Premiums shall be Three Hundred Seventy and 13/100 Dollars ($370.13) per month.

                  (b) Within ninety (90) days after the end of each Calendar Year or as soon thereafter as reasonably practicable, Landlord shall submit a statement to Tenant showing the actual Insurance Premiums incurred by Landlord for such Calendar Year and the amount of Tenant's Proportionate Share of such actual Insurance Premiums. If, for any Calendar Year, Tenant's estimated payments exceeded Tenant's Proportionate Share of actual Insurance Premiums, Tenant shall receive a credit in the amount of the overpayment toward Tenant's next monthly payment of Insurance Premiums. If, for any Calendar Year, Tenant's estimated monthly payments were less than Tenant's Proportionate Share of actual Insurance Premiums, then Tenant shall pay the total amount of such deficiency to Landlord within thirty (30) days after receipt of the statement from Landlord. Landlord's and Tenant's obligations with respect to any overpayment or underpayment of Tenant's Proportionate Share of Insurance Premiums shall survive the expiration or termination of this Lease.

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

                  (c) If Landlord carries any separate policy of insurance covering just the Building (and not the entire Corporate Park), Tenant shall pay all of the Insurance Premiums for such policy (and not just Tenant's Proportionate Share) in the same manner as is provided above.

                  (d) Despite the foregoing, Landlord may, upon thirty (30) days prior written notice to Tenant, require Tenant to pay Insurance Premiums at such time, as they are due and payable to the insurance company or in such a manner as is required of Landlord by any Mortgagee, whether such payments be in lump-sum or other installments.

         17.6. Waiver of Subrogation. Each party hereby releases the other party from any and all liability for loss or damage to property owned by the releasing party caused by the act or omission of the other party, its agents, officers or employees, to the extent such loss or damage is covered by the property insurance required to be maintained by the releasing party under this
Article XVII, whether or not such insurance is, in fact, so maintained; provided that such release (i) shall not apply to the extent of any deductible provided for by the releasing party's policy of property insurance, up to a maximum amount of Twenty-Five Thousand Dollars ($25,000), and (ii) shall be effective only as to a loss or damage occurring while the appropriate policy of insurance of the releasing party provides that such release shall not impair the effectiveness of such policy or the insured's ability to recover thereunder. Each party shall use reasonable efforts to have a clause to such effect included in the insurance policies required to be maintained hereunder and shall promptly notify the other in writing if such clause cannot be included in any such policy.

                                  ARTICLE XVIII
                             SERVICES AND UTILITIES

         18.1.    Intentionally Omitted

         18.2. Interruption of Services. Landlord shall not be liable for, nor shall there by any abatement of Rent or constructive eviction for, the failure to furnish or the delay or suspension in furnishing any of the services, either ordinary or extraordinary, required under this Article, whether caused by breakdown, maintenance, repair, strikes, scarcity of labor or materials, acts of God or any other cause whatsoever, unless caused by the gross negligence or willful misconduct of Landlord or its Agents. In the event of any interruption of services or utilities solely resulting from any negligence or intentional misconduct by Landlord which renders Tenant unable to make reasonable use of the Building for a period of more than four (4) consecutive business days or more than an aggregate of five (5) business days in any Calendar Year, all Rent for the Building shall abate until the use is restored to Tenant of the Building.

         18.3. Separate Billing. Separate meters have been installed, or will be installed as part of the Tenant Work, to measure water, sewer and other utility consumption in the Building. Tenant shall pay the charges for such consumption to Landlord or, at Landlord's election, directly to the provider of the respective utility.

         18.4. Utility Charges. In addition to electricity, all telephone, gas, heat and other utility service used by Tenant in the Building shall be paid for by Tenant.

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

         18.5. Security; Access. No installation by Landlord of any security or alarm system for the Building and no engagement by Landlord of a professional security service for the Building (in the event that Landlord determines, in its sole discretion, to engage such a service) shall in any way increase Landlord's liability for occurrences and/or consequences which such a system or service are designed to detect or avert and Tenant shall look solely to its insurer for claims for damages or injury to any property. Tenant shall have the right to install its own security system for all or any portion of the Building at its sole cost. All employees will be issued an electronic card or conventional key for the door entry system utilized in the Building at Tenant's expense which will allow access to the Building after hours. Tenant and its Agents shall have access to the Building twenty-four (24) hours per day, seven (7) days per week.

                                   ARTICLE XIX
                              LIABILITY OF LANDLORD

         19.1. No Liability. Landlord and its Agents shall not be liable to Tenant or its Agents for, and Tenant, for itself and its Agents, does hereby release Landlord and its Agents from, liability for any damage, compensation or claim arising from (i) the necessity of repairing any portion of the Building or the Common Area or any structural defects thereto (subject to the provisions of Section 27.1 below); (ii) any interruption in the use of the Building or the Common Area (subject to the provisions of Sections 18.2 and 21.1); (iii) fire or other casualty; (iv) personal or property injury, damage or loss caused by other than fire or other casualty and resulting from the use or operation (by Landlord, Tenant, or any other person whomsoever) of the Building or the Common Area (subject to the indemnity provisions below); (v) intentionally omitted;
(vi) robbery, assault or theft; or (vii) any leakage in the Building from water, rain, snow or other cause whatsoever, except to the extent that such events, other than that described in clause (iii) to the extent covered by insurance, result from the gross negligence or willful misconduct of Landlord. Subject to Tenant's right of quiet enjoyment hereunder, no such occurrence shall give rise to constructive eviction. Any goods, automobiles, property or personal effects stored or placed by Tenant or its Agents in or about the Building or the Common Area shall be at the sole risk of Tenant, and Landlord and its Agents shall not in any manner be held responsible therefor. Except to the extent expressly prohibited by law, Landlord and Tenant each waive any claim it might have against the other or its respective Agents for any consequential damages sustained by such waiving party arising out of the loss or damage to any person or property. With respect to any provision of this Lease which provides, in effect, that Landlord shall not unreasonably withhold, condition or delay any consent or approval, Tenant shall in no event be entitled to make any claim for money damages in excess of One Hundred Thousand Dollars ($100,000) (the "Damage Limit") based upon any claim or assertion by Tenant that Landlord has unreasonably withheld, conditioned or delayed any such consent or approval in any particular instance, except the Damage Limit shall not apply to the failure of Landlord to comply with the decision rendered by the arbitrator pursuant to
Section 19.4 below as soon as practicable following Landlord's receipt (or refusal of receipt) of written notice of the decision. Nothing in this Section shall be deemed to limit Tenant's right to pursue an action or proceeding to enforce any such provision by specific performance, injunction or declaratory judgment.

         19.2. Tenant's Indemnity. Subject to Section 17.6, Tenant shall indemnify and hold harmless Landlord and its Agents from and against any and all damage, claim, liability, cost or expense (including, without limitation, reasonable attorney's or other professionals' fees) of every kind and nature (including, without limitation, those arising from any injury or damage to any person, property or business, and those, arising from Tenant's failure to comply with all applicable provisions of the ADA) incurred by or claimed against Landlord or its Agents as a result or arising out of Tenant's or its Agents' use and occupancy of the Building or the Common Area or from Tenant's breach of this Lease, except if caused by the negligence or intentional misconduct of Landlord or its Agents or property manager. The provisions of this Section shall survive expiration or other termination of this Lease. Notwithstanding the foregoing or any other provision of this Lease, in no event shall Tenant have any liability for any indirect, consequential, exemplary or punitive damages under this Lease.

         19.3. Landlord's Indemnity. Subject to Section 17.6, Landlord shall indemnify and hold harmless Tenant and its Agents from and against any and all damage, claim, liability, cost or expense (including, without limitation, reasonable attorneys' or other professionals' fees) of every kind and nature (including, without limitation, those arising from any injury or damage to any person, property or business) incurred by or claimed against Tenant or its Agents as a result or arising out of Landlord's or its Agents' management and maintenance of the Building or the Common Area or from Landlord's breach of this Lease, except if caused by the negligence or intentional misconduct of Tenant or its Agents. The provisions of this Section shall survive expiration or other termination of this Lease. Notwithstanding the foregoing or any other provision of this Lease, in no event shall Landlord have any liability for any in, direct, consequential, exemplary or punitive damages under this Lease.

         19.4. Mandatory Binding Arbitration. The parties desire to provide a mechanism to promptly resolve disputes arising by reason of Tenant's contention that Landlord has unreasonably withhold, delayed or conditioned its consent or approval in any instance where this Lease expressly requires that such consent of approval not be unreasonably withheld, delayed or conditioned. Consequently, if, at any time and for any reason, Tenant believes that Landlord has unreasonably withheld, delayed or conditioned its consent or approval under this Lease, in contravention of the express terms of this Lease, Tenant may send written notice to Landlord requiring that such dispute be submitted to binding arbitration by a single arbitrator in accordance with the rules of the American Arbitration Association. To be effective, such notice by Tenant shall be given within thirty (30) days following Tenant's receipt (or refusal of receipt) of Landlord's written notice denying consent to or disapproving the matter at issue or setting forth Landlord's conditions to the consent or approval of such matter. The arbitrator shall be an experienced real estate attorney in the Washington, D.C. metropolitan area, who is in active practice. Absent mutual consent of Landlord and Tenant, neither such attorney nor his firm shall do any work for either Landlord or Tenant, or any individual owning more than ten percent (10%) of the ownership interests in Landlord or Tenant. In the event that Landlord and Tenant are unable mutually to agree upon the arbitrator within five (5) business days following written request from Tenant to appoint the arbitrator, then the American Arbitration Association (or any successor organization, or if none, such organization or party generally recognized in the Washington, D.C. metropolitan area as having succeeded to the American Arbitration Association) shall be required to appoint as soon as possible an arbitrator who shall qualify in accordance with the requirements set forth in the two immediately preceding sentences. Any arbitrator serving hereunder shall consider the proposed action by Tenant and the basis upon which Landlord has withheld or conditioned its consent or approval and Landlord and Tenant shall submit to each other and to the arbitrator, within five (5) business days following notice to

Landlord and Tenant of the arbitrator's designation, a written statement of their respective positions. At a mutually agreeable time, not less than three
(3) or more than ten (10) business days after the statements are required to be submitted, the arbitrator shall hold a hearing not to exceed five (5) hours in duration unless the parties otherwise mutually agree. At the hearing each party shall present its arguments. The arbitrator shall determine the matter and issue a written decision setting forth the reasons for his or her determination no later than ten (10) business days following the hearing. The decision of the arbitrator shall be binding upon Landlord and Tenant shall be non-appealable, and may be enforced by the parties in a court of law or equity. Should the arbitrator agree that Landlord has acted reasonably, Tenant shall pay all costs of the arbitrator and, if necessary, all costs (including reasonable attorneys fees and court costs) to enforce the arbitrator's decision. Should the arbitrator agree that Landlord has failed to act reasonably, Landlord shall pay all costs of the arbitrator and, if necessary, all costs (including reasonable attorneys fees and court costs) to enforce the arbitrator's decision. Each party shall bear its own legal fees in connection with the arbitration.

                                   ARTICLE XX
                              RULES AND REGULATIONS

         Tenant and its Agents shall at all times abide by and observe the Rules and Regulations and any reasonable amendments thereto that may be promulgated from time to time by Landlord for the operation and maintenance of the Corporate Park and the Common Area, and the Rules and Regulations shall be deemed to be covenants of the Lease to be performed and/or observed by Tenant. Except to the extent set forth herein, nothing contained in this Lease shall be construed to impose upon Landlord any duty of obligation to enforce the Rules and Regulations or the terms or provisions contained in any other Lease against any other tenant or occupant of the Corporate Park. Landlord shall not be liable to Tenant for any violation by any party of the Rules and Regulations or the terms of any other building lease. If there is any inconsistency between this Lease and the Rules and Regulations, this Lease shall govern. Landlord reserves the right reasonably to amend and modify the Rules and Regulations as it deems necessary upon prior written notice to Tenant. All Rules and Regulations that may be enforced by Landlord against Tenant shall be uniformly enforced among all of the tenants at the Corporate Park. Landlord shall use its reasonable efforts to enforce all of the Rules and Regulations against other tenants whose breach of such Rules and Regulations adversely affect the use of the Building or the Common Areas by Tenant or its Permittees.

                                   ARTICLE XXI
                              DAMAGE; CONDEMNATION

         21.1. Damage to the Premises. If the Building shall be damaged by fire or other cause, Landlord shall diligently, and as soon as practicable after such damage occurs, repair such damage at the expense of Landlord, except as otherwise provided in this Section 21.1 and provided, however, that Landlord shall only be obligated to repair such damage to the extent of proceeds of insurance actually received by Landlord (reduced by any proceeds retained pursuant to the rights of any Mortgagee). Notwithstanding the foregoing, (i) if the Building is damaged by fire or other cause to such an extent that, in Landlord's reasonable judgment, (a) the damage cannot be substantially repaired within two hundred seventy (270) days after the date of such damage, or (b) insurance proceeds and other funds available to Landlord are not sufficient to reasonably repair such damage, or (ii) if the Building is damaged during the last two (2) Lease Years of the Term, then Landlord may terminate this Lease by giving written notice to Tenant within ninety (90) days from the date of such damage and the termination shall be effective as of the date of the notice. Further, if the Building is damaged by fire or other cause during the last Lease Year of the Term and more than thirty percent (30%) of the rentable area of the Building is rendered untenantable by such damage, Tenant may terminate this Lease by giving written notice to Landlord within ninety (90) days from the date of such damage and the termination shall be effective as of the date of the notice. If this Lease shall be terminated under this Section 21.1, the Rent shall be apportioned and paid to the date of such termination. If this Lease shall not be terminated and the damage required to be repaired by Landlord is not repaired to such an extent that the Building is tenantable for the conduct of the Permitted Use within two hundred seventy (270) days from the date of such damage, Tenant, within thirty (30) days from the expiration of such two hundred seventy day (270) period, may terminate this Lease by notice to Landlord. During the period that Tenant is deprived of the use of the damaged portion of the Building, Rent for such portion shall abate proportionately, provided that if by reason of the fire or other casualty Tenant is unable reasonably to conduct its business within the undamaged portion of the Building, all Rent shall abate as if the entire Building were untenantable. Any abatement of Rent under this Section shall continue until the first to occur of (1) expiration of fifteen
(15) days following completion by Landlord of the repair or restoration of the Building or the date Landlord would have completed the repair or restoration in the absence of any delay caused by Tenant, or (2) the date Tenant resumes conduct of its business operations within all or any substantial portion of the Building (provided that the abatement shall terminate proportionately as Tenant re-occupies any portion of the Building that Tenant was forced to vacate by reason of the casualty). Notwithstanding anything in this Section 21.1 to the contrary, Landlord shall not be required to rebuild, replace or repair any damage to the Tenant Work, any Alterations made by Tenant, or any other items required to be covered by Tenant's property insurance under Section 17.3. Instead, unless this Lease terminates in accordance with this Section 21.1, Tenant shall diligently, and as soon as practicable after such damage occurs, repair such damage at the expense of Tenant and the proceeds of Tenant's property insurance shall be made available for this purpose.

         21.2. Condemnation. If the whole or a Substantial Part of the Building shall be taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking) or if any portion of the Common Areas shall be taken resulting in the inability of Tenant to reasonably access the Building and the Parking Facilities, or if the Parking Facilities shall be taken and not promptly replaced with reasonably comparable and adequate parking facilities, then the Term shall cease and terminate as of the date when title vests in such governmental or quasi-governmental authority, and Rent shall be prorated to the date when title vests in such governmental or quasi-governmental authority. If less than a Substantial Part of the Building is taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose (including, without limitation, sale under threat of such a taking), Basic Rent and Tenant's Proportionate Share shall be reduced by the ratio that the portion so taken bears to the rentable square footage of the Building before such taking, effective as of the date when title vests in such governmental or quasi-governmental authority, and this Lease shall otherwise continue in full force and effect. Tenant shall have no claim against Landlord (or otherwise) as a result of such taking, and Tenant hereby agrees to make no claim against the condemning authority for any portion of the amount that may be awarded as compensation or damages as a result of such taking; provided, however, that Tenant may, to the extent allowed by law, claim an award for moving expenses and for the taking of any of Tenant's property [other than its leasehold interest in the Building, but including the value, of the unamortized portion of any Tenant Work (loss the unamortized portion of the Tenant Improvement Allowance) and the unamortized portion of Alterations or fixtures installed by Tenant in the Building] which does not, under the term of this Lease, become the property of Landlord at the termination hereof, as long as such claim is separate and distinct from any claim of Landlord and does not diminish Landlord's award.

                                  ARTICLE XXII
                                DEFAULT OF TENANT

         22.1. Events of Default. Each of the following shall constitute an Event of Default: (i) Tenant fails to pay Rent within five (5) business days after written notice from Landlord, provided that no such notice shall be required if at least two (2) such notices shall have been given during the same Lease Year; (ii) Tenant fails to observe or perform any other term, condition or covenant herein binding upon or obligating Tenant within thirty (30) days after written notice from Landlord (or such longer period of time as may be reasonably necessary to cure the default, provided that: (a) Tenant has commenced good faith and diligent efforts to cure the default within the initial thirty (30) day period, (b) Tenant continuously pursues those efforts thereafter, to the end that the default may be cured at the earliest practicable time, and (c) in all events, the default shall be cured within sixty (60) days after Landlord's original notice); (iii) Tenant abandons or vacates the Building for a period in excess of one hundred twenty (120) days; (iv) Tenant makes or consents to a general assignment for the benefit of creditors or a common law composition of creditors, or a receiver is appointed for the Building or all or substantially all of Tenant's asset; or (v) Tenant files a voluntary petition any bankruptcy or insolvency proceeding, or an involuntary petition in any bankruptcy or insolvency proceeding is filed against Tenant and is not discharged by Tenant within sixty (60) days of such filing.

         22.2. Landlord's Remedies. Upon the occurrence of an Event of Default, Landlord may, at its option, without further notice or demand to Tenant, in addition to all other rights and remedies provided in this Lease, at law or in equity:

                  (i) Terminate this Lease and Tenant's right of possession of the Building and recover all damages to which Landlord is entitled under law, specifically including, without limitation, all of Landlord's expenses of reletting the Building (including, without limitation, rental concessions to new tenants, repairs, Alterations, reasonable legal fees, and, to the extent applicable to the portion of the relet term which coincides with the Term of this Lease which would have remained had this Lease not been terminated, brokerage commissions). If Landlord elects to terminate this Lease, every obligation of the parties shall cease as of the date of such termination, except that Tenant shall remain liable for payment of Rent and performance of all other terms and conditions of this Lease to the date of termination;

                  (ii) Terminate Tenant's right of possession of the Building without terminating this Lease, in which event Landlord may, but shall not be obligated to, relet the Building, or any part thereof, for the account of Tenant, for such rent and term and upon such other conditions as are acceptable to Landlord, in its sole and absolute discretion. For purposes of such reletting, Landlord is authorized to redecorate, repair, alter and improve the Building to the extent Landlord, in its sole, discretion, deems necessary. Until Landlord relets the Building, Tenant shall remain obligated to pay Rent to Landlord as provided in this Lease. If and when the Building is relet and if a sufficient sum is not realized from such reletting after payment of all Landlord's expenses of reletting (including, without limitation, rental concessions to new tenants, repairs, Alterations, reasonable legal fees and as limited above, brokerage commissions) to satisfy the payment of Rent due under this Lease for any month, Tenant shall pay Landlord any such deficiency upon demand. Tenant agrees that Landlord may file suit to recover any sums due Landlord under this Section from time to time and that such suit or recovery of any amount due Landlord shall not be any defense to any subsequent action brought for any amount not previously reduced to judgment in favor of Landlord. Notwithstanding the foregoing, Landlord agrees to use commercially reasonable efforts to relet the Building following a termination of Tenant's fight of possession. Landlord shall be deemed to have satisfied this obligation if it lists the Building for reletting with a reputable commercial leasing broker.

                  (iii) Terminate this Lease and Tenant's right of possession of the Building, and recover from Tenant the net present value of the difference, if any between (a) the Rent due from the date of termination until the Expiration Date less (b) the then fair rental value of the Building, such difference, if any, to be discounted at six percent (6%) per annum;

                  (iv) Re-enter and repossess the Building and remove all persons and effect, therefrom, by summary proceeding, ejectment or other legal action. Landlord shall have no liability by reason of any such re-entry, repossession or removal.

         22.3. Rights Upon Possession. If Landlord takes possession of the Building pursuant to this Article, with or without terminating this Lease, Landlord may, at its option, enter into the Building, remove Tenant's Alterations, signs, personal property, equipment and other evidences of tenancy, and store them at Tenant's risk and expense or dispose of them as Landlord may see fit, and take and hold possession of the Building; provided, however, that if Landlord elects to take possession only without terminating this Lease, such entry and possession shall not terminate this Lease or release Tenant or any Guarantor, in whole or in part, from the obligation to pay the Rent reserved hereunder for the full Term or from any other obligation under this Lease or any guaranty thereof.

         22.4. No Waiver. If Landlord shall institute proceedings against Tenant and a compromise or settlement thereof shall be made, the same shall not constitute a waiver of any other covenant, condition or agreement herein contained, nor of any of Landlord's rights hereunder. No waiver by Landlord or Tenant of any breach shall operate as a waiver of such covenant, condition or agreement, or of any subsequent breach thereof. No payment of Rent by Tenant or acceptance of Rent by Landlord shall operate as a waiver of any breach or default by Tenant under this Lease. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Rent herein stipulated shall be deemed to be other than a payment on account of the earliest unpaid Rent, nor shall any endorsement or statement on any check or communication accompanying a check for the payment of Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or to pursue any other remedy provided in this Lease. No payment by Tenant shall be deemed to constitute an accord or satisfaction, or preclude

Tenant recovering from Landlord amounts paid in error. No re-entry by Landlord, and no acceptance by Landlord of keys from Tenant, shall be considered an acceptance of a surrender of this Lease or the Building hereunder demised.

         22.5. Right of Landlord to Cure Tenant's Default. If an Event of Default shall occur, then Landlord may (but shall not be obligated to) make such payment or do such act to cure the Event of Default, and charge the amount of the expense thereof, together with interest thereon at the Interest Rate, to Tenant. Such payment shall be due and payable upon demand; however, the making of such payment or the taking of such action by Landlord shall not be deemed to cure the Event of Default or to stop Landlord from the pursuit of any remedy to which Landlord would otherwise be entitled. Any such payment made by Landlord on Tenant's behalf shall bear interest until paid at the Interest Rate.

         22.6. Late Payment. If Tenant fails to pay any Rent within five (5) days after such Rent becomes due and payable, Tenant shall pay to Landlord a late charge of five percent (5%) of the amount of such overdue Rent. In addition, any such late Rent payment shall bear interest from the date such Rent became due and payable to the date of payment thereof by Tenant at the Interest Rate. Such late charge and interest shall be due and payable within five (5) days after written demand therefor from Landlord. Despite the foregoing, no such late charge or interest shall be payable by Tenant on any late payment of Rent in the event Tenant remits to Landlord the late payment within five (5) days following written notice to Tenant that Landlord has failed to timely receive any payment to which Landlord is entitled under this Lease. However, in the event Tenant is late more than once in any period of twelve (12) consecutive months, the preceding sentence shall not apply and Landlord shall be entitled to the late charge and interest us provided above, in the case of each late payment following the first such late payment within the twelve (12) month period, without the necessity of written notice.

                                  ARTICLE XXIII
                                    MORTGAGES

         23.1. Subordination. This Lease shall be subject and subordinate to all ground or underlying leases and to any Mortgage(s) which may now or hereafter affect the Land and to all renewals, modifications, consolidations, replacements and extensions thereof, provided that the Mortgagee agrees in writing, in a commercially reasonable form, that, in the event of foreclosure or deed in lieu of foreclosure under the Mortgage, it shall not terminate this Lease during the Term so long as no Event of Default exists under this Lease (such agreement being referred to as an "SNDA"). Without limiting the generality of the preceding sentence, Tenant agrees that an SNDA substantially in the form attached to and made a part of this Lease as Exhibit F is commercially reasonable and will be satisfactory to Tenant. Within thirty (30) days after the: Date of Lease, Landlord, shall obtain an SNDA in conformance with this Section from the existing Mortgagee with respect to the Land. If Landlord fails to do so, Tenant's sole recourse shall be to terminate this Lease, in which event Landlord shall promptly return to Tenant any prepaid Rent and the Security Deposit previously received by Landlord and Landlord shall reimburse Tenant for its actual out of pocket expenses for the negotiation of this Lease and the preparation of Tenant Plans under the Work Agreement, not to exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate and thereafter the parties shall be relieved of all further liability under this Lease. In the event of foreclosure of a Mortgage, Tenant shall attorn to and recognize the purchaser at foreclosure as Landlord under this Lease and such agreement shall be set forth in the SNDA. Tenant shall promptly execute and deliver the SNDA upon request by Landlord. Despite anything contained in this Section, before any foreclosure sale under a Mortgage, the Mortgagee shall have the absolute right to subordinate the Mortgage to this Lease.

         23.2. Mortgage Protection. Tenant agrees to give any Mortgagee by certified mail, return receipt requested, a copy of any notice of default served upon Landlord, provided that Tenant has been given prior written notice of the address of such Mortgagee. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then Mortgagee shall have an additional thirty (30) days within which to cure such default; provided, however, that if such default cannot be reasonably cured within thirty (30) days, then such Mortgagee shall have such additional time as may be necessary to cure such default so long as Mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default (including, without limitation, the commencement of foreclosure proceedings, if necessary), in which event this Lease shall not be terminated or Rent abated while such remedies are being so diligently pursued. In the event of the sale of the Land or the Building by foreclosure or deed in lieu thereof, the Mortgagor, or purchaser at such sale shall be responsible for the return of the Security Deposit only to the extent that such Mortgagee or purchaser actually received the Security Deposit.

                                  ARTICLE XXIV
                             SURRENDER, HOLDING OVER

         24.1. Surrender of the Building. Tenant shall peaceably surrender the Building to Landlord on the Expiration Date or earlier termination of this Lease, in broom-clean condition and in as good condition as when Tenant took possession, including, without limitation, the repair of any damage to the Building caused by the removal of any of Tenant's personal property, Alterations or trade fixtures from the Building, except for reasonable wear and tear and loss by fire, condemnation or other casualty. Any of Tenant's personal property left on or in the Building or the Common Area after the Expiration Date or earlier termination of this Lease shall be deemed to be abandoned, and, at Landlord's option, title thereto shall pass to Landlord under this Lease. Tenant shall remove said property within five (5) days of notification or Landlord shall remove or store the property at Tenant's expense.

         24.2. Holding Over. In the event that Tenant shall not immediately surrender the Building to Landlord on the Expiration Date or earlier termination of this Lease, Tenant shall be deemed to be a month to month tenant upon all of the terms and provisions of this Lease except that the monthly Basic Rent shall be 150% of the monthly Basic Rent in effect during the last month of the Term. Notwithstanding the foregoing, if Tenant shall hold over after the Expiration Date or earlier termination of this Lease, and Landlord shall desire to regain possession of the Building, then Landlord may forthwith re-enter and take possession of the Building, by any legal process in force in the State of Maryland. Tenant shall indemnify Landlord against all liabilities and damages sustained by Landlord by reason of Tenant's holding over in the Building. Such indemnity shall survive the termination of this Lease.

                                   ARTICLE XXV

                                 QUIET ENJOYMENT

         Landlord covenants that if Tenant shall pay Rent and perform all of the terms and conditions of this Lease to be performed by Tenant, Tenant shall, during the Term, peaceably and quietly occupy and enjoy possession of the Building without molestation or hindrance by Landlord or any party claiming through or under Landlord, subject to the provisions of this Lease, any Mortgage to which this Lease is subordinate (provided that an SNDA is provided), and the Permitted Title Exceptions. Tenant acknowledges and agrees that this Lease is or will be subject and subordinate to a declaration of easements, conditions, and restrictions applicable to the Crown Pointe Corporate Park and to a separate subdivision plat of record for the Land.

                                  ARTICLE XXVI
                               HAZARDOUS MATERIALS

         26.1. Definition. As used in this Lease, the term "Hazardous Material" means any flammable items, explosives, radioactive materials, hazardous or toxic substances, materials or wastes or related materials, including any substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "infectious wastes", "hazardous materials" or "toxic substances" now or subsequently regulated under any federal, state or local laws, regulations or ordinances, including, without limitation, oil, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons, but excluding small quantities of chemicals and substances ordinarily used in an office environment (such as cleaning supplies, copier toner, office supplies, etc.) provided that such chemicals and substances are used, stored and disposed of in accordance with any applicable laws and regulations.

         26.2. General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in, under or about the Building, the Common Area, or the Land (collectively the "Property") by Tenant, its affiliates, agents, employees, contractors, subtenants, assignees or invitees. Tenant shall indemnify, defend and hold harmless Landlord, its members, officers, employees, and agents, from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including without limitation, inspection costs, monitoring costs, attorneys', consultants', and experts' fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses (including, without limitation, reduction of value of the Land) arising from a breach of this prohibition by Tenant, its affiliates, agents. employees, contractors, subtenants, assignees or invitees.

         26.3. Notice. In the event that Hazardous Materials are discovered upon, in, or under the Land, and any governmental agency or entity having jurisdiction over the Land requires the removal of such Hazardous Materials, Tenant shall be responsible for removing those Hazardous Materials arising out of or related to a breach of the prohibition contained in Section 26.2 by Tenant or its affiliates, agents, employees, contractors, subtenants, Assignees or invitees but not those of its predecessors. Notwithstanding the foregoing, Tenant shall not take any remedial action in or about the Land or any portion thereof without first notifying Landlord of Tenant's intention to do so and affording Landlord the opportunity to protect Landlord's interest with respect thereto. Tenant immediately shall notify Landlord in writing of; (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Land or any portion thereof, (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened (if Tenant has, notice thereof) pursuant to any laws respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Land or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and
(iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Land or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Building, the Land or Tenant's use or occupancy thereof.

         26.4. Landlord's Representation. Landlord represents and warrants that, to its actual knowledge, based solely upon the `"Environmental Report" (defined below) and without additional investigation or inquiry, the Land does not contain any Hazardous Material in violation of applicable laws or governmental regulations as of the Date of Lease. Landlord shall indemnify, defend, and hold harmless Tenant and its directors, employees and agents from all losses and other claims, actions, damages costs and expenses of every kind, including reasonable attorneys', experts' and consultants' fees and costs, incurred at any time and arising from or in connection with the breach of the warranty set forth in this Section. "Environmental Report" means the following report prepared by A.L.I., L.C. with respect to the Property: Phase I Environmental Site Assessment, A.L.I., L.C. Project #A98120091, dated January 18, 1999.

         26.5.    Survival. The obligations of Landlord and Tenant under this
Article XXVI shall survive termination of this Lease.

                                  ARTICLE XXVII
                                  MISCELLANEOUS

         27.1. No Representations by Landlord. Tenant acknowledges that neither Landlord or its Agents nor any broker has made any representation or promise with respect to the Building, the Land or the Common Area, except as herein expressly set forth, and no rights, privileges, easements or licenses are acquired by Tenant except as herein expressly set forth. Tenant, by taking possession of the Building, shall accept the Building "AS IS" subject to completion of work as specified in the Work Agreement, any latent defects discovered within the first six (6) months of occupancy and the written "punch list" which will be signed by Landlord and Tenant prior to Tenant's occupancy of the Building, and such taking of possession shall be conclusive evidence that the Building is in good and satisfactory condition at the time of such taking of possession.

         27.2. No Partnership. Nothing contained in the Lease shall be deemed or construed to create a partnership or joint venture of or between Landlord and Tenant, or to create any other relationship between Landlord and Tenant other than that of landlord and tenant.

         27.3. Brokers. Landlord recognizes Brokers as the sole brokers procuring this Lease and shall pay Brokers a commission therefor pursuant to a separate agreement between Brokers and Landlord. Landlord and Tenant each represents and warrants to the other that it has not employed any broker, agent or finder other than Brokers relating to this Lease. Landlord shall indemnify and hold Tenant harmless, and Tenant shall indemnify and hold Landlord harmless, from and against any claim for brokerage or other commission arising from or out of any breach of the indemnitor's representation and warranty.

         27.4. Estoppel Certificate. Tenant shall, without charge, at any time and from time to time, within ten (10) days after request therefor by Landlord, any Mortgagee, any purchaser of the Land or the Building or any other interested person, execute, acknowledge and deliver to such requesting party a written estoppel certificate certifying, as of the date of such estoppel certificate, the following: (i) that this Lease is unmodified and in full force and effect (or if modified, that the Lease is in full force and effect as modified end setting forth such modifications); (ii) that the Term has commenced (and setting forth the Commencement Date and Expiration Date) (or if the Term has not commenced, setting forth such fact); (iii) if then true, that Tenant is presently occupying the Building; (iv) the amounts of Base Rent and Additional Rent currently due and payable by Tenant; (v) that any improvements to the Building required by the Lease to have been made by Landlord have been made to the satisfaction of Tenant (or specifying any exceptions thereto); (vi) that there are no existing set-offs, charges, liens, claims or defenses against the enforcement of any right hereunder, including, without limitation, Basic Rent or Additional Rent (or, if alleged, specifying the same in detail); (vii) that no Basic Rent (except the first installment thereof) has been paid more than thirty
(30) days in advance of its due date; (viii) that Tenant has no knowledge of any then uncured default by Landlord of its obligations under this Lease (or, if Tenant has such knowledge, specifying the same in detail); (ix) that Tenant is not in default; (x) that the address to which notices to Tenant should be sent is as set forth in the Lease (or, if not, specifying the correct address); and
(xi) any other reasonable factual certifications requested by Landlord. Landlord agrees to provide similar estoppels within ten (10) days following written request upon which Tenant or its designee may rely.

         27.5. Waiver of Jury Trial. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other with respect to any matter whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant hereunder, Tenant's use or occupancy of the Building, and/or any claim of injury or damages resulting from this Lease or Tenant's use and occupancy of the Building. In the event Landlord commences any proceedings for nonpayment of Rent, Tenant shall not interpose any counterclaims. This shall not, however, be construed as a waiver of Tenant's right to assert such claims in any separate action brought by Tenant.

         27.6. Notices. All notices or other communications hereunder shall be in writing and shall be deemed duly given upon actual delivery (or refusal of delivery) if delivered in person or if mailed by certified or registered mail, return receipt requested, postage prepaid, or if delivered by commercial courier such as Federal Express, addressed and sent, if to Landlord to Landlord's Address specified in Section 1.16; or if to Tenant to Tenant's Address specified in Section 1.17. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

         27.7. Invalidity of Particular Provisions. If any provisions of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall be valid and enforced to the full extent permitted by law.

         27.8. Gender and Number. All terms and words used in this Lease, regardless of the number or gender in which they are used, shall be deemed to include any other number or gender as the context may require.

         27.9. Benefit and Burden. Subject to the provisions of Article XI and except as otherwise expressly provided, the provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective representatives, heirs, successors and assigns. Landlord may freely and fully assign its interest hereunder, and in connection with any such assignment shall transfer the Security Deposit and any prepaid rent to the assignee.

         27.10. Entire Agreement. This Lease (which includes all of the Exhibits attached hereto) contains and embodies the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease shall be of any force or effect. This Lease (other than the Rules and Regulations, which may be changed from time to time as provided herein) may not be modified, changed or terminated in whole or in part in any manner other than by an agreement, in writing duly signed by Landlord and Tenant.

         27.11.   Authority.

                  (i) If either party signs this Lease as a corporation, the person executing this Lease on behalf of said party hereby represents and warrants that said party is a duly formed and validly existing corporation, in good standing, qualified to do business in the State of Maryland, that the corporation has full power and authority to enter into this Lease and that he or she is authorized to execute this Lease on behalf of the corporation.

                  (ii) If either party signs as a limited liability company or partnership, the person executing this Lease on behalf of said party hereby represents and warrants that said party is a duly formed, validly existing limited liability company or partnership, as the case may be, qualified to do business in the State of Maryland, that the limited liability company or partnership has full power and authority to enter into this Lease, and that he or she is authorized to execute this Lease on behalf of the limited liability company or partnership.

         27.13. Attorneys' Fees. If, as a result of any default by either party in the performance of any of the provisions of this Lease on its part to be performed, the other party uses the services of any attorney in order to secure compliance with such provisions or recover damages therefor, of to terminate this Lease or (in the case of Landlord) evict Tenant; the prevailing party in any legal action brought by either parry against the other shall be entitled to recover for the fees or its attorneys in such amount as the court may adjudge reasonable.

         27.14. Interpretation. This Lease is governed by the laws of the State of Maryland, excluding choice of laws principles.

         27.15. No Personal Liability: Sale. Neither Landlord nor its Agents, whether disclosed or undisclosed, shall have any personal liability under any provision of this Lease. If Landlord defaults in the performance of any of its obligations hereunder or otherwise, Tenant shall look solely to Landlord's equity, interest and rights in the Building for satisfaction of Tenant's remedies on account thereof or in the case of a sale or transfer of the Building, to the proceeds of sale arising therefrom with respect to any claims then existing against such transferring landlord as of the date of sale or transfer. In the event that the original Landlord hereunder, or any successor owner of the Building, shall sell or convey the Building, all liabilities and obligations on the part of the original Landlord or such successor owner under this Lease occurring thereafter shall terminate as of the day of such sale, and thereupon all such liabilities and obligations shall be binding on the new owner, except that the transferring Landlord shall remain liable to Tenant for any prepaid rent or Security Deposit then held by such transferring Landlord that is not transferred to the new owner. Tenant agrees to attorn to such new owner. Any successor to Landlord's interest shall not be bound by (i) any payment of Basic Rent or Additional Rent for more than one (1) month in advance, except for the payment of the first installment of Basic Rent or (ii) as to any Mortgagee or any purchaser at foreclosure, any amendment or modification of this Lease made without the consent of such Mortgagee.

         27.16. Time of the Essence. Time is of the essence as to all obligations contained in this Lease.

         27.17. Headings. Captions and headings are for convenience of reference only, and shall in no event be used to construe or modify the provisions set forth in this Lease.

         27.18. Memorandum of Lease. Tenant shall, if requested by Landlord, execute and deliver a memorandum of this Lease in recordable form within ten
(10) days after said request. Tenant shall not record such a memorandum or this Lease without Landlord's consent. The party which requests recordation of a memorandum of this Lease shall be obligated to pay an costs, fees and taxes, if any, associated with such recordation.

         27.19. Effectiveness. The furnishing of the form of this Lease shall not constitute an offer and this Lease shall become effective only upon its execution by and delivery to each party hereto.

         27.20. Landlord Lien Waiver. Landlord shall execute and deliver to Tenant within ten (10) days after written request such evidence of Landlord's lien waiver as may reasonably be requested in connection with any acquisition or financing by Tenant of equipment, furniture, furnishings or trade fixtures.

         [SIGNATURE PAGE FOLLOWS]

                  IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the Date of Lease.

WITNESS:                                        LANDLORD:

                                                OXBRIDGE DEVELOPMENT AT
                                                CROWN POINTE, L.C., a
                                                Maryland limited liability
                                                company
/s/
-------------------------                       ---------------------------
                                                By: /s/ Sami E. Totah [SEAL]
                                                Name: Sami E. Totah
                                                Title: President

WITNESS:                                        TENANT:

                                                THERIMMUNE RESEARCH
                                                CORPORATION, a Maryland
                                                corporation
/s/
---------------------------                     By: /s/ Steve Trevisan [SEAL]
                                                    ------------------
                                                Name: Steve Trevisan
                                                Title: President

                                   EXHIBIT A-1

                        (PLAT SHOWING LAND AND BUILDING)

                                   EXHIBIT A-2

                         (LEGAL DESCRIPTION OF THE LAND)

Lot 7, Block A, as shown on a plat recorded among the Plat Records of Montgomery County, Maryland in Plat Book 8296, at Plat No. 875.

                                    EXHIBIT B

                                (WORK AGREEMENT)

This Work Agreement is attached to and made a part of the foregoing Lease Agreement (the "Lease") between OXBRIDGE DEVELOPMENT AT CROWN POINTE, L.C., a Maryland limited liability company ("Landlord"), and THERIMMUNE RESEARCH CORPORATION, a Maryland corporation ("Tenant"). The terms used in this Exhibit that are defined in the Lease shall have the same meanings as provided in the Lease.

1.       General

         1.1 Purpose. This Agreement sets forth the terms and conditions governing the design, permitting and construction of the improvements to be installed in the Building.

         1.2 Tenant's Representative. Tenant acknowledges that Tenant has appointed Joseph W. Angle as its authorized representative ("Tenant's Representative") with full power and authority to bind Tenant for all actions taken with regard to the "Tenant Work" (defined below). Tenant ratifies all actions and decisions with regard to the Tenant Work that the Tenant's Representative may have taken prior to the execution of the Lease. Landlord shall not be obligated to respond to or act upon any plan, drawing, change order, approval request, or other matter relating to the Tenant Work until it has been executed by Tenant's Representative.

         1.3      Leasehold Improvements.

                  (a) Existing Improvements: Prior to the Date of Lease, Landlord, at its sole expense, has constructed the Base Building Improvements. The Base Building Improvements are composed of the completed Building structure and other improvements described on Schedule 1 attached to and made a part of this Agreement. Landlord reserves the right, without the consent of Tenant, to make changes and modifications to the Base Building Improvements, provided that such changes do not change the character of the Building or increase the cost to be paid by Tenant for the Tenant Work. On the Date of Lease, Landlord has delivered to Tenant and Tenant has accepted from Landlord the Building in its "as is" and "where is" condition. Tenant acknowledges that prior to the Date of Lease, Tenant inspected the Building and satisfied itself about its condition.

                  (b) New Improvements: In addition to the Existing Improvements, Tenant shall construct and install, at its sole expense (but subject to application of the Tenant Improvement Allowance provided for in
Section 4 below), all improvements, materials, finishes, equipment and installations in the Building as are mutually agreed upon by Landlord and Tenant and shown in the "Tenant Plans" described in Section 2.1 below (the "Tenant Work"). The Tenant Work will include office improvements within a portion of the Building comprising approximately 10,000 square feet of rentable area (the "Office Improvements") and laboratory and animal testing space and other improvements (the "Remaining Improvements"). Unless otherwise provided in the Lease or this Agreement, the Tenant Work shall consist solely of interior, non-structural improvements and shall constitute long term Improvements to the Building which shall not be removed by Tenant.

2.       Design of Tenant Work

         2.1 Tenant Plans. The Tenant Plans shall consist of the following:

                  (a) Space Plan: A plan for the Building prepared by DLV, LLC (the "Building's Architect') showing, among other things, the partition layout, door locations, and other general details of the Tenant Work (the "Space Plan").

                  (b) Construction Drawings and Specifications: All construction working drawings, mechanical, electrical and other technical specifications, finishing details (including wall finishes and colors), details for the installation of technical and mechanical equipment, and other plans and information showing or specifying the Tenant Work, as prepared by the Building's Architect ("Construction Drawings").

         2.2 Responsibility. Tenant shall cause the preparation of the Tenant Plans by the Building's Architect promptly after the Date of Lease. Tenant shall promptly furnish all necessary information to the Building's Architect to enable the Building's Architect to prepare the Tenant Plans. The Tenant Plans shall be subject to the reasonable approval of Landlord as set forth in Section 2.3.

         2.3      Approvals by Landlord.

                  (a) Promptly after preparation by the Building's Architect Tenant shall submit the Tenant Plans to Landlord, for Landlord's approval. Landlord's approval shall not be unreasonably withheld or delayed, except that Landlord shall have complete discretion with regard to granting or withholding approval of Tenant Plans to the extent they provide for Tenant Work which impacts the Building's structure, roof, foundation, exterior walls, or mechanical systems, is visible from the exterior of the Building, or affects the Common Area. Landlord will not unreasonably withhold, condition, or delay its approval of Tenant Plans to the extent that the Tenant Plans provide for Tenant Work substantially similar to that depicted in the preliminary plans for such work submitted by Tenant and approved by Landlord prior to the Date of Lease or which is consistent with the improvements made by Tenant and existing as of the Date of Lease at Tenant's Firstfield Road location in Gaithersburg, Maryland.

                  (b) Landlord shall approve or disapprove the Tenant Plans, or any modifications of these materials, within seven (7) business days following Landlord's receipt of the materials in question. In the event that Landlord fails to approve or disapprove the Tenant Plans, or any revisions of these materials, within seven (7) business days after receipt of the same, Landlord shall be deemed to have approved such materials, provided that, at the time of submitting the materials to Landlord, Tenant gives Landlord written notice setting forth the following statement (a "Time Alert Notice"): "This is to advise you that under the terms of our Work Agreement with you, if you fail to approve or disapprove these materials in writing within seven (7) business days after receipt, you will be deemed to have approved these materials." If Tenant did not give Landlord a Time Alert Notice at the time of submitting the materials to Landlord, the seven (7) business day period shall not begin to run until the Time Alert Notice is given to Landlord. Moreover, the seven (7) business day period rendering Landlord's approval or disapproval of the Space Plan shall in no event commence until the complete Space Plan has been delivered to Landlord and the seven (7) business day period for rendering Landlord's approval or disapproval of the Construction Drawings shall in no event commence until a complete set of the Construction Drawings has been delivered to Landlord and, in each instance, notice to that effect has been given by Tenant to Landlord. Despite the foregoing, Tenant, at its election, may submit the Construction Drawings to Landlord in two (2) phases - the first phase consisting of the Construction Drawings for the Office Improvements and the second phase consisting of the Construction Drawings for the Remaining Improvements. In that case, upon each such submission by Tenant and notice by Tenant that it has delivered a complete act of Construction Drawings for the phase in question, the seven (7) business day period for rendering Landlord's approval of these Construction Drawings shall run from such submission and notice, provided that a Time Alert Notice has also been given. In the event that Landlord disapproves any Tenant Plans, or any revisions of Tenant Plans, within seven (7) business days after receipt, Tenant shall modify the disapproved materials to satisfy Landlord's reasonable objections and shall resubmit such materials to Landlord for Landlord's approval within seven (7) business days after receipt of Landlord's objections.

                  (c) Any changes, additions, or deletions that Tenant desires to make to the Tenant Plans or Tenant Work after approval of the Tenant Plans by Landlord shall also be subject to Landlord's prior written approval. Such approval shall be governed by the same standards as are applicable to Landlord's approval of the original Tenant Plans.

                  (d) Landlord's review and approval of the Tenant Plans are for Landlord's purposes only and shall not be deemed to constitute any representation or warranty by Landlord as to the quality, adequacy, or utility of the Tenant Work, the fitness of the Tenant Work for any particular purpose, the compliance of the Tenant Work with Governmental Requirements, or any other matter whatsoever.

3.       Construction

         3.1 Contractors. The construction of the Tenant Work shall be competitively bid by Tenant to the following four (4) contractors (the "Permitted Contractors"): Nardi Construction; Corporate Interiors; Kane Construction and Karvounis. Tenant shall award the contract for the Tenant Work to the Permitted Contractor who submitted the lowest responsible bid for the Tenant Work, as selected by Tenant and approved by Landlord (the "General Contractor"). All major work to be subcontracted out by the General Contractor [i.e., work involving subcontracts of Ten Thousand Dollars ($10,000) or more] shall be performed by bondable and reputable subcontractors approved by Landlord. Landlord's approval under this Section 3.1 shall not be unreasonably withheld or delayed.

         3.2      Performance of Work

                  (a) The General Contractor selected to construct the Tenant Work shall be responsible to obtain all required permits for the work.

                  (b) After Landlord's approval of the Construction Drawings, Tenant's selection (and Landlord's approval) of the General Contractor, and Tenant's receipt of all required permits for the Tenant Work, Tenant shall promptly commence the construction of the Tenant Work and diligently pursue the same, to Substantial Completion. The Tenant Work shall be constructed under the supervision and management of Landlord or a representative of Landlord as Landlord may designate in writing to Tenant ("Landlord's Representative"). It is expressly recognized that it is the intent of Tenant to commence occupancy of the Office Improvements on or before March 1, 2001. Landlord shall use commercially reasonable efforts to assist Tenant to accomplish its move-in by that date, provided that Landlord shall not be required to incur any out of pocket expense in rendering such assistance.

                  (c) Tenant shall cause the Tenant Work to be constructed and installed (i) in substantial accordance with the approved Construction Drawings and this Agreement, including, without limitation, Landlord's Construction Rules and Regulations attached to and made a part of this Agreement as Schedule 2, (ii) in a good and workmanlike manner, using new materials of good quality, and (iii) in accordance with all applicable Governmental Requirements, including, without limitation, the Americans with Disabilities Act. Landlord shall have no liability for, and Tenant shall hold Landlord harmless from, any claims by Tenant or others related to any failure or alleged failure of the Tenant Work to comply with Governmental Requirements. All Tenant Work, shall be constructed or installed by the General Contractor and any subcontractors approved by Landlord as set forth in Section 3.1. Landlord and Landlord's Representative shall have the right (but not the obligation) from time to time to inspect the Tenant Work as they progress and to advise Tenant of any variances noted from the requirements of the Lease, this Agreement or Landlord's Construction Rules and Regulations. All such variances shall be promptly corrected by Tenant. Any supervision, management, or inspection of the Tenant Work by Landlord or Landlord's Representative are for the sole benefit of Landlord. Landlord's supervision, management, and inspection of the Tenant Work shall in no event be deemed to constitute any representation or warranty by Landlord as to the quality, adequacy, or utility of the Tenant Work, the fitness of the Tenant Work for any particular purpose, or the compliance of the Tenant Work with the Construction Drawings, this Agreement, or applicable Governmental Requirements.

         3.3 Payment. Subject to Section 4 below, Tenant shall promptly pay all costs of designing, obtaining permits for, and constructing the Tenant Work (collectively, the "Construction Costs"), as and when the Construction Costs are due, directly to the parties to whom such payment is due. Tenant shall hold Landlord harmless from all Construction Costs. The provisions of Section 13.2 of the Lease shall apply to any mechanic's or materialmen's liens sought to be imposed against the Building, Land or Corporate Park as a result of the Construction Costs.

         3.4 Change Orders. If Tenant requests any change or addition to the Tenant Work after Landlord's approval of the Construction Drawings for the same, Landlord shall respond to Tenant's request within seven (7) business days after it has been received. If Landlord approves such request, Tenant shall bear the full cost of such change order and no delay in Substantial Completion of the Tenant Work due to the change order shall delay the Commencement Date under the Lease.

         3.5 Substantial Completion. "Substantial Completion" of each phase of the Tenant Work shall be conclusively deemed to have occurred as soon as that phase has been constructed in accordance with the approved Construction Drawings and approved change orders and is ready to be utilized for its intended purpose, as certified by the Building's Architect, after consultation with Tenant's architect. The issuance of a temporary certificate of occupancy by the proper governmental entity shall be required for Substantial Completion and, if granted, shall be deemed conclusive evidence that Substantial Completion has occurred. Tenant shall obtain a temporary certificate of occupancy for each phase of the Tenant Work. Upon Substantial Completion of all of the Tenant Work, Tenant shall obtain a final certificate of occupancy for the Building. The cost of obtaining the certificates of occupancy shall be payable from the Tenant Improvement Allowance. Notwithstanding the above, Substantial Completion shall be deemed to have occurred even though punch list item remain to be completed in the Tenant Work, the lack of completion of which will not materially interfere with the Permitted Use of the Building. It is understood that the Commencement Date under the Lease is a fixed date and that no delay in Substantial Completion shall result in any extension of the Commencement Date.

         3.6 Phased Construction. As contemplated in Section 2.3(b) above, at Tenant's election, the design and construction of the Tenant Work may take place in two (2) separate phases, i.e., one phase involving the Office Improvements and the other phase involving the Remaining Improvements. If Tenant elects to proceed in this fashion, the provisions of this Section 3 shall be deemed to apply to each of the separate phases as and when it is undertaken.

         3.7 Landlord's Fee. Tenant shall pay to Landlord, as complete compensation for Landlord's coordination and oversight of the Tenant Work, a fee equal to two percent (2%) of the first One Million Dollars ($1,000,000) of Construction Costs incurred by Tenant and one (1) percent (1%) of all additional Construction Costs incurred by Tenant ("Landlord's Fee"). Landlord's Fee shall be paid to Landlord in installments, with each installment being due and payable at the time each disbursement of the Tenant Improvement Allowance is paid to Tenant under Section 4. Each installment of Landlord's Fee shall be in the amount of the applicable percentage of Landlord's Fee multiplied by the Construction Costs submitted for payment from the Tenant Improvement Allowance and shall be deducted from each payment of the Tenant Improvement Allowance due to Tenant. In the event that the total Construction Costs exceed the Tenant improvement Allowance, the balance of Landlord's Fee for the Office Improvements shall be paid to Landlord within thirty (30) days after Substantial Completion of the Office Improvements and the balance of Landlord's Fee for the Remaining Improvements shall be paid to Landlord within thirty (30) days after Substantial Completion of the Remaining improvements. In all events, however, the entire outstanding balance of Landlord's Fee shall be paid to Landlord no later than thirty (30) days after the Commencement Date. If the total Construction Costs have not been finally determined as of that date, the balance of Landlord's Fee shall nevertheless be paid to Landlord on such date on the, basis of a reasonable estimate of the final Construction Costs and an adjustment shall be made as between Landlord and Tenant when the final Construction Costs have been determined. Landlord may pay from the retainage which it holds under Section 4 any portion of Landlord's Fee which is due and payable. Any failure by Tenant to pay Landlord's Fee when due and payable under this Agreement shall constitute an Event of default under the Lease, subject to the notice and cure provisions of clause (i) of Section 22.1 of the Lease.

4. Tenant Improvement Allowance. Tenant shall receive an allowance against the cost of designing, obtaining permits for, and constructing the Tenant Work in the amount of Twenty-Five Dollars ($25.00) per rentable square foot contained within the Building [for a total allowance of Six Hundred Fifty-Three Thousand One Hundred Seventy-Five Dollars ($653,175.00] (the "Tenant Improvement Allowance"). The Tenant Improvement Allowance shall be paid to Tenant or its designee as the construction of the Tenant Work progresses and in proportion to the, completion of such work, subject to retainage as provided for below and to deduction for Landlord's Fee as provided in Section 3.7. Each payment to Tenant or its designee shall be made within thirty (30) days after written request for payment by Tenant (such request not to be made more often than monthly), provided that (a) Landlord's Representative shall have the right to inspect the Tenant Work performed within that period and Landlord shall have the right to withhold payment for any defective or incomplete work noted, and (b) all progress payments in connection with the Tenant Work shall be subject to a ten percent (10%) retainage by Landlord until fifty (50%) of the Tenant Work has been completed and a five percent (50%) retainage by Landlord until Substantial Completion of the Tenant Work has occurred. Each request for payment shall be accompanied by (i) a copy of the invoice or paid receipt in the case of design or permitting expenses, (ii) the General Contractor's requisition for payment to Tenant in the case of construction work, setting forth in reasonable detail the costs of the Tenant Work incurred to the date of such submission and the amount of those costs paid to date, and (iii) for all costs other than permitting expenses, mechanics lien waivers duly executed by all parties supplying labor, materials, or services with respect to the Tenant Work, waiving all claims for mechanics' or materialmens' liens for all work, materials, or services furnished to the Building except for the work, materials, or services which are the subject of the current request for payment. All payments of the Tenant Improvement Allowance made by Landlord to Tenant shall be deemed to have been made in trust, for application only to the Construction Costs. At Landlord's option, all checks may be made jointly payable to Tenant and the General Contractor or other party furnishing, labor, materials, or services for the Tenant Work, as the case maybe. The costs subject to payment from the Tenant Improvement Allowance shall not include any interest or other costs of financing or any overhead charge, construction management fee, or other fee to Tenant or any affiliate of Tenant, but shall include Landlord's Fee as provided in Section
3.7. Upon Substantial Completion of the Tenant Work and provided that no Event of Default exists under the Lease (and no event has occurred and is continuing which would constitute an Event of Default upon the giving of notice or the passage of time), the retainage held back by Landlord from the Tenant Improvement Allowance shall be paid to Tenant, less any unpaid balance of Landlord's Fee (which shall be retained by Landlord) and if the total Construction Costs, (plus Landlord's Fee) are less than the Tenant Improvement Allowance, the balance of the Tenant Improvement Allowance shall be credited by Landlord to the first installment or installments of Basic Rent coming due under the Lease until the Tenant Improvement Allowance is exhausted. If the total costs of the Tenant Work (plus Landlord's Fee) are in excess of the Tenant Improvement Allowance, the excess costs shall be borne solely by Tenant and any outstanding balance of Landlord's Fee shall be paid by Tenant to Landlord as provided in Section 3.7.

5. Removal of Specialized Tenant Improvements. Tenant Work which Landlord reasonably determines is specialized to Tenant's use and occupancy of the Building shall, at the election of Landlord, exercised by written notice to Tenant not later than six (6) months before the Expiration Date of the Lease, be removed by Tenant at its expense before the expiration of the

Term. Any other Tenant Work not so elected by Landlord to be removed shall remain within the Building and be surrendered on the Expiration Date or earlier date of termination of this Lease as the property of Landlord without disturbance, molestation or injury. If Landlord requires the removal of all or part of the specialized Tenant Work, Tenant, at its expense, shall repair any damage to the Building caused by such removal. If Tenant fails to remove any specialized Tenant Work upon Landlord's request made consistent with the above provisions, then Landlord may (but shall not be obligated to) remove the same and the cost of such removal and repair of any damage caused by the same, together with any and all damages which Landlord may suffer and sustain by reason of the failure of Tenant to remove the same, shall be charged to Tenant and paid upon demand. Upon failure of Tenant to make such payment Landlord may drawn upon the Security Deposit for the payment. This Section shall survive termination of the Lease.

                          SCHEDULE 1 TO WORK AGREEMENT

                   BUILDING SHELL DEFINITION - CROWN POINTE I

Structure                 Steel frame, slab on grade, 250 lb/sq. ft. capacity. Steel joist roof.

Exterior                  Block and brick facade. Insulated solex ribbon glass windows and curtain wall.

Column Spacing            30' x 40' (average)

Ceiling Height            Up to 18 feet in unfinished areas.

Roof                      Ballasted EPDM with a ten (10) year warranty.

HVAC                      Structure is designed to accommodate Tenant furnished rooftop package unit system(s) and ceiling hung electric unit heaters.

Electrical Systems        Single electrical service entrance with single pad-mounted transformer outside of Building. Electrical room sized to
                          accommodate multiple tenant requirements.

Fire Safety               Fire sprinkler alarm system by code. Installed FPA 231 system, can be upgraded to FEPA, 231C, Class 4 for high rack storage.

Plumbing:                 Sub slab waste line provided, water will be distributed from centrally located water room.

Window Coverings          1 inch slat venetian blinds to be paid for from the Tenant
                          Improvement Allowance.

                          SCHEDULE 2 TO WORK AGREEMENT

                                   LANDLORD'S
                       CONSTRUCTION RULES AND REGULATIONS

The following rules and regulations are made a part of the terms and conditions of this Agreement.

1. No smoking, eating or drinking are allowed in the building or directly outside of the building; except in work area, contractor office or areas specifically designated by Landlord. Workers will not litter while at the job site. All related litter must be disposed of daily.

2. No loud music is allowed in the construction areas. Doors to spaces on occupied floors shall be closed at all times.

3. Areas under construction, as well as storage areas, and all unoccupied space are to be kept clean and orderly. They are to be secured when unattended.

4. Contractor is to use only designated areas for working, loading and unloading, trash containment and removal.

5. Construction personnel are confined to those areas in which related work is in progress. They will not be allowed to congregate an grounds.

6. The area around the trash dumpster and parking areas are to be kept clean by contractor.

7. Contractor must use an approved vendor for all roof work to maintain roof warranty.

8.       No alcoholic beverages, etc. allowed on the property.

9.       Construction personnel is prohibited to travel on landscaped areas.

10.      No owner supplied material is to leave the job site.

11. Contractor's failure to remove material or clean up work area will result in Landlord performing the work, and holding the Contractor liable for such costs.

12. All/any burning, welding, hammer or core drilling, and any other extremely noisy or messy jobs must be prearranged through the management office prior to doing the work and will only be permitted before 7:30 am, and after 6:00 p.m.

13. Under no circumstances will any work be performed on the base building MEP system or life support systems without prior approval of the management office: (i.e., Fire Sprinkler System, Smoke Detector System, Water Supply System, Sanitary/Storm System, Main Electrical Distribution System, etc.). All equipment rooms must be attended at all times during work. If the area is left unattended, it is to be secured.

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

14. All fire alarm inspections must be, scheduled 48 hours in advance, and coordinated through Landlord. Inspections must be conducted before 7:30 a.m. or after 6:00 p.m. on weekdays only. Any inspections scheduled for the weekends arc subject to the engineer's salary at 1.5 times his regular pay with a four hour minimum.

15. The general contractor will provide a qualified representative for the full duration of his or any of his subcontractors' daily activities within the building. This representative will be equipped with a pager.

16.      Identification will be required for all construction personnel.

17. All work, material delivery and building access before 7:30 a.m. or after 6:00 p.m. and on weekends or holidays must be coordinated with the building management three (3) days in advance.

18. All construction personnel shall park in the area designated by Landlord.

19. Any contractor acting in a less than professional manner will be removed from the project and prohibited future access (i.e., use of profanity).

20. Contractor is responsible for securing as materials and tools as well as that of its subcontractor.

21. All blueprints and change orders must be furnished to and approved by Landlord.

22. No work will be accepted as complete or final without a final punchlist and inspection approval by Landlord.

23. Contractor and all employees, as well as subcontractors and their employees, must be properly trained and certified for work they perform.

24. Prior to the commencement of construction, a certificate of insurance with a general aggregate sum of $2,000,000.00 must be issued to Landlord, naming Landlord as additional insured.

25. All tenant keying must meet our base building requirements. Landlord will provide the responsible party with the necessary confidential information. Advance notice of all keying specifications must be submitted to Landlord.

26. All penetrations into the slab that are more than 3/4" must be x-rayed. Landlord must be notified in advance of any x-rays being performed on the premises. These x-rays can only be scheduled when the building is closed.

27. The property's trash dumpster may NOT be used for construction purposes. Any special arrangements must be coordinated with Landlord.

28. All cosmetic detail changes or upgrades to existing perimeter columns and walls will be at the sole expense of the general contractor.

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

29. It is the general contractor's responsibility to cover all smoke detector devices located in a construction area prior to commencing work daily. Landlord will uncover all devices at the end of each day. Landlord will fine the general contractor if fire alarms are accidentally activated due to their negligence.

30. The general contractor must submit a lighting schedule and an air balance report to Landlord prior to the completion of construction.

31. Prior to the completion of the punchlist, the general contractor must furnish Landlord with as-built drawings and any extra materials for future repairs and maintenance of the space.

32. Landlord reserves the right to amend or rescind the Construction Rules and Regulations at our sole discretion without prior notice.

BREACH OF ANY OF THE ABOVE RULES AND REGULATIONS MAY RESULT IN THE PERSON OR CONTRACTOR INVOLVED BEING TERMINATED FROM WORKING IN THE BUILDING. NO CONTRACTOR OR ITS SUBCONTRACTORS SHALL BE PERMITTED TO START WORK UNTIL THE APPROPRIATE CERTIFICATES OF INSURANCE HAVE BEEN SUBMITTED AND APPROVED BY LANDLORD.

                                    EXHIBIT C

                            (EXISTING TITLE MATTERS)

                                    EXHIBIT D

                     (IRREVOCABLE STAND-BY LETTER OF CREDIT)

                                     (Date)

Our Letter of Credit No. ______________

To:

[INSERT NAME AND ADDRESS OF LANDLORD]

Gentlemen:

                  We hereby authorize you to draw on us for the account of ____________________ [INSERT NAME OF TENANT], ____________________ [INSERT
ADDRESS OF TENANT], the amount of ____________________ Dollars ($__________)
[INSERT ORIGINAL AMOUNT OF SECURITY DEPOSIT], available by your draft at sight accompanied by:

         1.       The original of, and all amendments to, this letter of credit.

         2. A written statement executed by a purported member, officer, manager, or other purported authorized representative of Oxbridge Development At Crown Pointe, L.C., or of any transferee of this letter of credit, setting forth as follows:

         "Landlord is entitled to draw upon Letter of Credit No. _____ [INSERT NUMBER OF THIS LETTER OF CREDIT] issued by __________ [INSERT NAME OF BANK ISSUING THIS LETTER OF CREDIT] pursuant to the terms of the Lease Agreement, dated __________, 2000, [INSERT DATE OF THE LEASE] between Oxbridge Development At Crown Pointe, L.C., as Landlord, and TherImmune Corporation, as Tenant, as may be amended from time to time, for promises located at 620 Professional Drive, Gaithersburg, Maryland."

         Drafts must be drawn and negotiated at our offices located at [INSERT ADDRESS OF OFFICES LOCATED IN WASHINGTON, D.C. METROPOLITAN AREA] not later than _______________ [INSERT DITTO WHICH IS NOT LESS THAN ONE YEAR FROM DATE OF issuance]. However, the expiration date of this letter of credit shall be automatically extended for consecutive one (1) year periods unless we give you written notice of our intention not to extend this letter of credit at least thirty (30) days before any then current expiration date. Any such notice shall be sent to you by certified mail, postage prepaid, return receipt requested, at your address set forth above or such other address as you may advise us of in writing. If we notify you in accordance with this paragraph that we will not extend the expiration date of this letter of credit, then, on or before the then current expiration date, you may draw upon us for an amount not to exceed the unused balance of this letter of credit, provided that the draft is accompanied by the documents specified in paragraphs no. 1 and 2 above.

         This credit is subject to the "Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce, Brochure No. 500."

         We hereby engage with you that all drafts drawn under and within the terms and the amount of this credit, and accompanied by the documents specified herein, will be duly honored upon presentation to us.

         This letter of credit shall be binding upon our successors and assigns and shall inure to the benefit of your successors and assigns and shall be transferable by you or your successors and assigns.

                                                 Very truly yours,

                                                 [INSERT NAME OF BANK]

                                                 By:____________________

                                                 Name: _________________

                                                 Title: __________________

                                    EXHIBIT E

                             (RULES AND REGULATIONS)

         1. No part or the whole of the sidewalks, plaza areas, entrances, passages, exterior corridors or courts of the Building or the Land shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Building.

         2. No awnings or other projections shall be attached to the exterior walls of the Building. No skylights, window, door or transom of the Building shall be covered or obstructed by Tenant, and no window shade, blind, curtain, screen, storm window, awning or other material shall be installed or placed on any window or in any window of Building except as approved in writing by Landlord. If Landlord has installed or hereafter installs any shade, blind or curtain in the Building, Tenant shall not remove the same without first obtaining Landlord's written consent thereto.

         3. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the Common Area.

         4. Tenant shall not place or permit its Agents to place any trash or other objects anywhere within the Building or the Land other than the trash receptacles designated by Landlord.

         5. The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish bags or other substances (including, without limitation, coffee grounds) shall be thrown therein.

         6. Tenant shall not mark, paint, drill into or in any way deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except for picture hanging and other ordinary decorating purposes.

         7. No cooking shall be done or permitted in the Building by Tenant or its Agents except that Tenant may install and use microwave ovens. Tenant shall not cause of permit any unusual or objectionable odors to emanate from the Building.

         8. Tenant shall not make or permit any unseemly or disturbing noises or disturb or interfere with other tenants of the neighboring buildings by the use of any musical instrument, radio, television set, other audio device, unmusical noise, whistling, singing or in any other way.

         9. Nothing shall be thrown out of any doors, windows or skylights.

         10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows of the Building, nor shall any changes be made in locks or the mechanism thereof without prior notice to and the approval of Landlord, provided that Tenant may install separate locks and/or a security system in its computer room. Tenant shall, upon the termination of its Lease, return to Landlord all keys to the Building and other areas furnished to, or otherwise procured by, Tenant. In the event of the loss of any such keys, Tenant shall pay Landlord the cost of replacement keys.

         11. Tenant shall not use or occupy or permit any portion of the Building to be used or occupied for the storage, manufacture or sale of liquor, narcotics or drugs, other than pharmaceutical drugs manufactured, stored, handled, or used in connection with Tenant's research, testing and development activities conducted within its laboratories in the Building, provided that all such manufacturing, storage, handling, and use shall be in accordance, with Governmental Requirements. Tenant shall not engage or pay any employee in the Building except those actually working for Tenant in the Building. The Building shall not be used, or permitted to be used, for lodging or sleeping or for any immoral or illegal purpose.

         12.      Intentionally omitted.

         13. Landlord reserves the right to control and operate the Common Area in such manner as it deems best for the benefit of the Corporate Park tenants.

         14. Tenant shall use its best efforts to see that all entrance doors (if applicable) are locked and all lights and office equipment within the Building are turned off, and Landlord shall have no responsibility relating thereto.

         15. Corporate Park employees shall not be required to perform any work outside of their regular duties unless under specific instructions from Landlord.

         16. Vending, canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall cooperate in seeking their prevention.

         17. No animals of any kind shall be brought into or kept about the Land or the Building by Tenant or its Agents, except (a) seeing eye dogs, and
(b) mice, ferrets, guinea pigs, rats, and hamsters used in connection with Tenant's testing and laboratory work.

         18. No vending machines shall be permitted to be placed or installed in any part of the Building by Tenant without the permission of Landlord.

         19. The Building has been designated as a non-smoking area. Tenant, its servants, employees, officers, agents, customers, licensees, visitors, suppliers, or any other person reasonably controlled by Tenant must adhere to the no-smoking policy.

                                    EXHIBIT F

                                 (FORM OF SNDA)

                       SUBORDINATION, NON-DISTRUBANCE AND
                              ATTORNMENT AGREEMENT

         THIS AGREEMENT is made as of this _____ day of __________, 2000 by and among ____________________ a __________ having an office and place of business at ____________________ ("Lender"), __________, a {Insert State} corporation, whose address is __________, ("Landlord"), and __________, having an office at __________, ("Tenant").

                                   WITNESSETH

         WHEREAS, Tenant has entered into a certain lease (the "Lease") dated with Landlord covering premises (the "Premises") within a certain building known as located in {Insert State} (a conformed copy of said Lease has been delivered to Lender); and

         WHEREAS, Lender has made a certain loan to Landlord, which loan is secured by the mortgages (the "Mortgages") more particularly described in Exhibit A annexed here to and affecting the premises known as , in the {Insert City & County}, City, County and State of {Insert State}; and

         WHEREAS, Lender has been requested by Tenant and by Landlord to enter into a non-disturbance agreement with Tenant;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto mutually covenant and agree as follows:

         1. The Lease and any extensions, renewals, replacements or modifications thereof, and all of the right, title and interest of Tenant thereunder in and to the Premises are and shall be subject and subordinate to the Mortgages and to all of the terms and conditions contained therein, and to any renewals, modifications, replacements, consolidations and extensions thereof.

         2. Lender consents to the Lease and, in the event Lender comes into possession of or acquires title to the Premises as a result of the foreclosure or other enforcement of the Mortgages or the notes secured by the Mortgages, or as a result of any other means, Lender agrees that, so long as Tenant is not then in default hereunder or under the Lease, Lender will recognize Tenant and will not disturb Tenant in its possession of the Premises for any reason other than one which would entitle Landlord to terminate the Lease under its terms.

         3. Tenant agrees with Lender that if the interests of Landlord in the Premises shall be transferred to and owned by Lender by reason of foreclosure or other proceedings brought by it, or any other manner, or shall be conveyed thereafter by Lender or shall be conveyed pursuant to a foreclosure sale of the Premises, Tenant shall be bound to Lender under all of the terms, covenants and conditions of the

         Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same, force and effect as if Lender were the landlord under the Lease, and Tenant does hereby attorn to Lender as its landlord, said attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties hereto immediately upon Lender succeeding to the interest of Landlord in the Premises. Tenant agrees, however, upon the election of and written demand by Lender within twenty (20) days after Lender receives title to the Premises, to execute an instrument in confirmation of the foregoing provisions, satisfactory to Lender, in which Tenant shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy.

         4. Tenant agrees with Lender that if Lender shall succeed to the interest of Landlord under the Lease, Lender shall not be (a) liable for any action or omission of any prior landlord under the Lease, except to the extent set forth in the last sentence of this section, or
         (b) subject to any offsets or defenses which Tenant might have, against any prior landlord, or (c) bound by any rent or additional rent which Tenant might have paid for more than the current month to any prior landlord, or (d) bound by any security deposit which Tenant may have paid to any prior Landlord, unless such deposit is in an escrow fund available to Lender or has otherwise been transferred to such Lender, or (e) bound by an amendment or modification of the Lease made without Lender's written consent, or (f) bound by any notice of termination given by Landlord to Tenant without Lender's written consent thereto, or (g) personally liable under the Lease and Lender's liability under the Lease shall be limited to the ownership interest of Lender in the Promises. Tenant further agrees with Lender that Tenant will not voluntarily subordinate the Lease to any lien or encumbrance without Lender's written Consent. Nothing herein shall be deemed to constitute a release by Tenant of Lender or any purchaser to whom Tenant attorns pursuant to Paragraph 3 hereof with respect to the required performance by Lender or such purchaser of any obligation, duty or covenant of Landlord under the Lease arising from and after the date Lender or any such purchaser shall obtain possession of or title to the Premises.

         5. In the event that Landlord shall default in the performance or observance of any of the terms, conditions or agreements in the Lease, Tenant shall give written notice thereof to Lender and Lender shall have the right (but not the obligation) to cure such default. Tenant shall not take any action with respect to such default under the Lease, including, without limitation, any action in order to terminate, rescind, or void the Lease or to withhold any rental thereunder, for a period of 10 days after receipt of such written notice by Lender with respect to any such default capable of being cured by the payment of money and for a period of 30 days after receipt of such written notice by Lender with respect to any other such default (provided, that in the case, of any default which cannot be cured by the payment of money and) cannot with diligence be cured within such 30-day period because of the nature of such default or because Lender requires time to obtain possession of the Premises in order to cure the default, if Lender shall

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         proceed promptly to attempt to obtain possession of the Premises, where possession is required, and to cure the same and thereafter shall prosecute the curing of such default with diligence and continuity, then the time within which such default may be cured shall be extended for such period as may be necessary to complete the curing of the same with diligence and continuity).

         6. Landlord has agreed in the mortgages that the rentals payable under the Lease shall be paid directly by Tenant to Lender upon the occurrence of a default by Landlord under the Mortgages. Accordingly, after notice is given by Lender to Tenant that the rentals under the Lease should be paid to Lender, Tenant shall pay to Lender, or in accordance with the directions of Lender, all rentals and other moneys due and to become due to Landlord under the Lease, or amounts equal thereto. Tenant shall have no responsibility to ascertain whether such demand by Lender is permitted under the Mortgages, Landlord hereby waives any right, claim or demand it may now or hereafter have against Tenant by reason of such payment to Lender, and any such payment to Lender shall discharge the obligations of Tenant to make such payment to Landlord.

         7.       Tenant declares, agrees and acknowledges that:

                  a. Lender, in making disbursements pursuant to any agreement relating to the Loan, is under no obligation or duty to, nor has Lender represented that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement shall not defeat the subordination herein made in whole, or in part; and

                  b. It intentionally and unconditionally waives, relinquishes and subordinates the Lease and its leasehold interest thereunder in favor of the lien or charge of the Mortgages, and that in consideration of this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Lender to Landlord and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into by Landlord and Lender which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

         8. This Agreement shall bind and inure to the benefit of the parties hereto, their successors and assigns. As used herein the term "Tenant" shall include Tenant, its successors and assigns; the words "foreclosure" and "foreclosure sale" as used herein shall be deemed to include the acquisition of Landlord's estate in the Premises by voluntary deed (or assignment) in lieu of foreclosure; and the word "Lender" shall include the Lender herein specifically named and any of its successors, participants and assigns, including anyone who shall have succeeded to Landlord's interest in the Premises by, through or under foreclosure of the Mortgage.

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

         9. All notices, consents and other communications pursuant to the provisions of this Agreement shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable commercial overnight carrier that provides a receipt, such as Federal Express or Airborne, and shall be deemed given when postmarked and addressed as follows:

                  If to Lender:                               With a copy to:

                  If to Tenant: If to Landlord: or to such other address as shall from time to time have been designated by written notice by such party to the other parties as herein provided.

         10. This Agreement shall be the whole and only agreement between the patties hereto with regard to the subordination of the Lease and the leasehold interest of Tenant thereunder to the lien or charge of the Mortgages in favor of Lender, and shall supersede and control any prior agreements as to such, or any subordination, including, but not limited to, those provisions, if any, contained in the Lease, which provide for the subordination of the Lease and the leasehold interest of Tenant thereunder to a deed or deeds of trust or to a mortgage or mortgages to be thereafter executed, and shall not be modified or amended and no provision herein shall be waived except in writing by the party against whom enforcement of any such modification or amendment is sought. The use of the neuter gender in this Agreement shall be deemed to include any other gender, and words in the singular number shall be held to include the plural, when the sense requires. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be governed by and construed in accordance with the laws of the {Insert State}.

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

         IN WITNESS WHEREOF the parties hereto have placed their hands and seals the day and year first above written.

Signed and acknowledged in TENANT:
the presence of us

________________________                      By: _____________________________
                                              Typed Name:
                                              Title:

                                              LANDLORD:

________________________                      By: _____________________________
                                              Typed Name:
                                              Title:

________________________                      By: _____________________________
                                              Typed Name:
                                              Title:

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

                                    EXHIBIT F

                                 (FORM OF SNDA)

                       SUBORDINATION, NON-DISTRUBANCE AND
                              ATTORNMENT AGREEMENT

         THIS AGREEMENT is made as of this 31st day of October, 2000 by and among Branch Banking & Trust Company of Virginia having an office and place of business at 1308 Devils Reach Road #200 Woodbridge, Virginia ("Lender"), Oxbridge Development at Crown Pointe, L.C., a Maryland limited liability company, whose address is 600 Jefferson Plaza, Suite 406, Rockville, Maryland ("Landlord"), and Therimmune Research Corporation, having an office at 620 Professional Drive, Gaithersburg, Maryland ("Tenant").

                                   WITNESSETH

         WHEREAS, Tenant has entered into a certain lease (the "Lease") dated 10-26-00 Landlord covering premises (the "Premises") within a certain building known as 620 Professional Drive, located in Gaithersburg, Maryland (a conformed copy of said Lease has been delivered to Lender); and

         WHEREAS, Lender has made a certain loan to Landlord, which loan is secured by the mortgages (the "Mortgages") more particularly described in Exhibit A annexed here to and affecting the premises known as 620 Professional Drive, Gaithersburg, Maryland; and

         WHEREAS, Lender has been requested by Tenant and by Landlord to enter into a non-disturbance agreement with Tenant;

         NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto mutually covenant and agree as follows:

         1. The Lease and any extensions, renewals, replacements or modifications thereof, and all of the right, title and interest of Tenant thereunder in and to the Premises are and shall be subject and subordinate to the Mortgages and to all of the terms and conditions contained therein, and to any renewals, modifications, replacements, consolidations and extensions thereof.

         2. Lender consents to the Lease and, in the event Lender comes into possession of or acquires title to the Premises as a result of the foreclosure or other enforcement of the Mortgages or the notes secured by the Mortgages, or as a result of any other means, Lender agrees that, so long as Tenant is not then in default hereunder or under the Lease, Lender will recognize Tenant and will not disturb Tenant in its possession of the Premises for any reason other than one which would entitle Landlord to terminate the Lease under its terms.

         3. Tenant agrees with Lender that if the interests of Landlord in the Premises shall be transferred to and owned by Lender by reason of foreclosure or other proceedings brought by it, or any other manner, or shall be conveyed thereafter by

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         Lender or shall be conveyed pursuant to a foreclosure sale of the
         Premises, Tenant shall be bound to Lender under all of the terms, covenants and conditions of the Lease for the balance of the term thereof remaining and any extensions or renewals thereof which may be effected in accordance with any option therefor in the Lease, with the same, force and effect as if Lender were the landlord under the Lease, and Tenant does hereby attorn to Lender as its landlord, said attornment to be effective and self-operative without the execution of any further instruments on the part of any of the parties hereto immediately upon Lender succeeding to the interest of Landlord in the Premises. Tenant agrees, however, upon the election of and written demand by Lender within twenty (20) days after Lender receives title to the Premises, to execute an instrument in confirmation of the foregoing provisions, satisfactory to Lender, in which Tenant shall acknowledge such attornment and shall set forth the terms and conditions of its tenancy.

         IN WITNESS WHEREOF the parties hereto have placed their hands and seals the day and year first above written.

Signed and acknowledged in:             LANDLORD: Oxbridge Development at Crown
the presence of us:                     Pointe, L.L.C.

________________________________        By: ________________________________
                                        Typed Name: Sami E. Totah
                                        Title: President

                                        TENANT: THERIMMUNE RESEARCH CORPORATION

________________________________        By: ________________________________
                                        Typed Name: Steven Trevisan
                                        Title: President

                                        Lender: Branch Banking and Trust

________________________________        By: ________________________________
                                        Typed Name: Devin Finan
                                        Title: Vice President

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